                                                                   Exhibit 10(a)

                  This STOCK PURCHASE AGREEMENT is made and effective as of December 30, 1999, by and among HUMANA INC., a Delaware corporation ("HUMANA"), PHYSICIAN CORPORATION OF AMERICA, a Delaware corporation and a wholly owned subsidiary of Humana ("SELLER"), and FOLKSAMERICA HOLDING COMPANY, INC., a New York corporation ("PURCHASER").

                              W I T N E S S E T H:

                  WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value $1.00 per share (the "SHARES"), of PCA Property and Casualty Insurance Company, an insurance company organized under the laws of the State of Florida (the "COMPANY");

                  WHEREAS, Seller wishes to sell the Shares to Purchaser, and Purchaser wishes to purchase the Shares from Seller, on the terms and subject to the conditions set forth herein; and

                  WHEREAS, Humana has joined in this Agreement solely for the purpose of guaranteeing the obligations of Seller under this Agreement and making certain representations, warranties and covenants for the benefit of Purchaser.

                  NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

                  "ACQUISITION PROPOSAL" has the meaning specified in Section 6.06.

                  "ADJUSTED PURCHASE PRICE" has the meaning specified in Section 2.02(a).

                  "ADJUSTMENT" has the meaning specified in Section 8.05.

                  "AFFILIATE" with respect to any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, "control" (or "controlled," as the context may require)

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shall have the meaning specified in Section 4-143.045 of the Florida
Administrative Code Annotated, as in effect on the date hereof.

                  "AFFILIATE AGREEMENTS" has the meaning specified in Section 4.19.

                  "AMENDED AND RESTATED MANAGEMENT CONTRACT" has the meaning specified in Section 4.28.

                  "ANNUAL STATUTORY STATEMENTS" means the Annual Statement of the Company, as filed with the Florida Insurance Department, for the years ended December 31, 1998, 1997 and 1996, in each case including all exhibits, interrogatories, notes and schedules thereto and any auditor's report, actuarial opinion, affirmation or certification filed in connection therewith.

                  "ASSUMED PORTFOLIO TRANSACTION" has the meaning specified in
Section 4.20(a).

                  "BUSINESS" means the business of the Company as it is currently conducted by the Company as of the date hereof and, when applicable, as of the Closing Date.

                  "BUSINESS DAY" means a day of the year on which banks are not required or authorized to be closed in the City of New York.

                  "CLOSING" has the meaning specified in Section 2.04(a).

                  "CLOSING DATE" has the meaning specified in Section 2.04(a).

                  "COMPANY" means PCA Property and Casualty Insurance Company, an insurance company organized under the laws of the State of Florida.

                  "CONTEST" has the meaning specified in Section 8.04(b).

                  "CONTRACT" means all written mortgages, indentures, debentures, notes, loans, bonds, agreements, contracts, leases, subleases, licenses (excluding governmental licenses, permits and authorizations), franchises, obligations, instruments or other legally binding commitments, arrangements or undertakings of any kind (including without limitation all leases and other agreements referred to in Section 4.17 of the Disclosure Schedule but excluding Reinsurance Agreements and Insurance Policies written by the Company) to which the Company is a party or by which the Company or any of its Properties may be bound or affected.

                  "DAMAGES" means any and all debts, obligations, losses, claims, demands, assessments, orders, judgments, writs, decrees, liabilities costs, damages and other expenses (including any reasonable costs of investigation, reasonable attorneys' fees and expenses and other costs of defense) of any kind and of any nature whatsoever.

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                  "DESIGNATED SECURITIES" has the meaning specified in Section
2.03(c)(i).

                  "DISCLOSURE SCHEDULE" means the Disclosure Schedule, dated as of the date hereof, delivered to Purchaser by Seller.

                  "DOLES APPLICATIONS" has the meaning specified in Section 10.04(c).

                  "ENCUMBRANCES" means any lien, pledge, mortgage, security interest, assessment, claim, lease, charge, option, right of first refusal, imperfection of title, easement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation of any kind whatsoever.

                  "ENVIRONMENTAL LAWS" means any and all federal, state, local, provincial and foreign, civil and criminal laws, statutes, regulations, orders, and other provisions having the force or effect of law, all judicial and administrative orders and determinations to which the Company or Seller or any Affiliate of Seller is subject, and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and interpretations thereunder.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the regulations and rules promulgated thereunder.

                  "FLORIDA INSURANCE CODE" means the Florida Insurance Code, Chapters 624 to 632 and Part I of Chapter 641 of the Florida Statutes, and the regulations and rules promulgated thereunder.

                  "FLORIDA INSURANCE DEPARTMENT" means the State of Florida, Department of Insurance.

                  "FINAL NET GAIN OR LOSS" has the meaning specified in Section 2.02(b)(i).

                  "FORM A FILING" has the meaning specified in Section 6.04(a).

                  "GAAP" means United States generally accepted accounting principles and practices as in effect from time to time consistently applied.

                  "GOVERNMENTAL AUTHORITY" means any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental or regulatory authority, body or instrumentality, including any insurance or

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securities regulatory authority.

                  "HAZARDOUS SUBSTANCES" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, underground storage tanks, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls, ionizing and non-ionizing radiation including radon and electromagnetic frequency radiation; and any other chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter become defined as or included in the definition of "HAZARDOUS SUBSTANCES," "HAZARDOUS MATERIALS," "HAZARDOUS WASTES," "EXTREMELY HAZARDOUS WASTES," "RESTRICTED HAZARDOUS WASTES," "TOXIC SUBSTANCES," "TOXIC POLLUTANTS," "POLLUTANTS," "REGULATED SUBSTANCES," "SOLID WASTES," or "CONTAMINANTS" or words of similar import, under any Environmental Laws.

                  "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

                  "HUMANA" has the meaning specified in the Preamble.

                  "HWCS" has the meaning specified in Section 4.16.

                  "HWCS DIVESTITURE" has the meaning specified in Section 4.28.

                  "INDEMNIFIED PARTY" has the meanings specified in Sections 10.02(a) and 10.03(a), as applicable.

                  "INITIAL NET LOSS" has the meaning specified in Section 2.02(b)(i).

                  "INSURANCE POLICY(IES)" means all binders, policies, contracts, certificates and other obligations, whether oral or written, of insurance.

                  "INTELLECTUAL PROPERTY RIGHTS" has the meaning specified in
Section 4.16.

                  "INTERIM VALUATION REPORT" has the meaning specified in
Section 2.03(b).

                  "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended.

                  "INVESTMENT PORTFOLIO" means a list provided by Seller to Purchaser setting forth all investments, including, without limitation, stocks, bonds and limited partnership interests, owned by the Company as of the Reference Date, the issuer of the investments, the amount owned and the Fair Market Value of the investments as of such date.

                  "IRS" has the meaning specified in Section 4.24(d).

                  "KNOWLEDGE OF SELLER,"or similar words, means the knowledge of Humana, Seller or the Company.

                  "MALPRACTICE ACTION" has the meaning specified in Section 10.04(b).

                  "MANAGEMENT CONTRACT" has the meaning specified in Section
4.28.

                  "MATERIAL ADVERSE EFFECT" means:

                  (a) With respect to Seller or the Company, any change in, or effect on, the Company or the Business which is, or which is reasonably likely to be, materially adverse to the Business, operations, assets, liabilities, results of operations, or condition (financial or otherwise) of the Company, taken as a whole or, as applicable to Seller, taken as a whole on a consolidated basis with its Affiliates, or insurance licenses or other material Permits of the Company, or which will, or is reasonably likely to, prevent the transactions contemplated by this Agreement; and

                  (b) With respect to Purchaser, any change in, or effect on, Purchaser which is reasonably likely to be materially adverse to Purchaser's operations, assets, liabilities, results of operations, or condition (financial or otherwise), taken as a whole on a consolidated basis, or which will, or is reasonably likely to, prevent the transactions contemplated by this Agreement.

Notwithstanding the foregoing, there shall be no "Material Adverse Effect" if the change in, or effect on, the Business, operations, assets, liabilities, results of operations, or condition of a party hereto results from general economic conditions or general insurance industry conditions in the United States or in any other jurisdiction where such party's operations or assets are located, or results from the identity of, or circumstances unique to, the other party to this Agreement.

                  "NY FILING" has the meaning specified in Section 6.04.

                  "PERMITS" has the meaning specified in Section 4.15.

                  "PERMITTED ENCUMBRANCE" has the meaning specified in Section 4.17(b).

                  "PERSON" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental or regulatory authority or other entity.

                  "POST-CLOSING PERIODS" means any taxable period thereof beginning after the Closing Date. If a taxable period begins before the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

                  "PRE-CLOSING PERIOD" means any taxable period or portion thereof that is not a Post-Closing Period.

                  "PROPERTY" means real, personal or mixed property, tangible or intangible, including without limitation any leased real property.

                  "PROVISIONAL PURCHASE PRICE" has the meaning specified in
Section 2.02(a).

                  "PURCHASER" has the meaning specified in the Preamble.

                  "PURCHASER'S DESIGNATED SECURITIES" has the meaning specified in Section 2.03(b).

                  "QUARTERLY STATUTORY STATEMENTS" means the Quarterly Supplemental Reports of the Company as filed with the Florida Insurance Department for the quarterly periods ended March 31, June 30 and September 30, 1999.

                  "REFERENCE DATE" means June 30, 1999.

                  "REFERENCE SCHEDULE D" has the meaning specified in Section 2.03(a).

                  "REINSURANCE AGREEMENTS" has the meaning specified in Section 4.20(a).

                  "RELEVANT GROUP" has the meaning specified in Section 4.24(a).

                  "RESERVES" means all unearned premium reserves and all reserves for incurred losses including, without limitation, case reserves, reserves for incurred but not reported losses and reserves for loss adjustment expenses, both allocated and unallocated, and also any adjustments to such items on account of reinsurance receivables, salvage and subrogation, reinsurance retrospective premiums and reinsurance profit commissions.

                  "RETROCESSION ARRANGEMENT" has the meaning specified in
Section 4.20(c).

                  "SAP" means, with respect to a reinsurance or insurance company, the statutory accounting procedures and practices prescribed or permitted from time to time by the National Association of Insurance Commissioners and the Florida Insurance Department and applied in a consistent manner throughout the periods involved.

                  "SELLER" has the meaning specified in the Preamble.

                  "SHARES" has the meaning specified in the Recitals.

                  "STRADDLE PERIOD" has the meaning specified in Section
8.01(b).

                  "SUBJECT SCHEDULE D" has the meaning specified in Section 2.03(a).

                  "SUBSIDIARY" means any and all other corporations, limited liability companies, partnerships, joint ventures, associations and other entities of which the Company, directly or indirectly (through one or more Subsidiaries or otherwise), owns or controls more than 10% of the voting securities or other voting interests.

                  "TAX" or "TAXES" means (i) all taxes, fees, duties and other assessments imposed by the United States or any state, local or foreign government or political subdivision or taxing authority thereof or therein, including, without limitation, any income, estimated, premium, profits, windfall profits, environmental, alternative, minimum, license, import, transfer, registration, stamp, franchise, sales, use, value added, gross receipts, excise, utility, property (real or personal), severance, ad valorem, net proceeds, deed, lease, service, capital, customs, occupation, payroll, wage, workman's compensation, employment, withholding and social security taxes, including all interest, penalties and additions to taxes imposed by any taxing authority with respect thereto, whether disputed or not and (ii) any liability of the Company for amounts described in (i) as a result of being a member of any affiliated, consolidated, combined or unitary group on or prior to the Closing Date.

                  "TAX RETURN" means any return, report or statement (including any information returns) required to be filed for purposes of a particular Tax.

                  "TAX SHARING AGREEMENT" means that certain Tax Payment Allocation Agreement relating to the payment of Taxes relating to any affiliated, consolidated, combined or unitary group to which the Company and Seller are parties and dated as of December 31, 1997.

                  "THIRD PARTY ACCOUNTANT" has the meaning specified in Section 2.02(b)(ii).

                  "VALUATION REPORT" has the meaning specified in Section 2.02(b)(ii).


                                   ARTICLE II

                           PURCHASE AND SALE OF SHARES

                  SECTION 2.01. PURCHASE OF SHARES. Subject to the terms and conditions contained in this Agreement, at the Closing, Seller shall sell the Shares to Purchaser, and Purchaser shall purchase the Shares from Seller.

                  SECTION 2.02.  PURCHASE PRICE.

                  (a) The purchase price for the Shares shall be equal to $125,000,000 (the "PROVISIONAL PURCHASE PRICE"), which shall be adjusted pursuant to the terms of Section 2.02(b) to reflect the difference, if any, between the Initial Net Loss and the Final Net Gain or Loss (the Provisional Purchase Price as adjusted pursuant to the terms of Section 2.02(b) below, is referred to herein as the "ADJUSTED PURCHASE PRICE").

                  (b) The Provisional Purchase Price shall be subject to adjustment at and following the Closing as herein provided.

                  (i) The parties hereby agree that the net unrealized loss on the Investment Portfolio as of the Reference Date is $4,349,053 (the "INITIAL NET LOSS"). The "FINAL NET GAIN OR LOSS" shall be (x) the net unrealized gain or loss on the Investment Portfolio, determined in accordance with SAP, as of the Closing Date (provided that the market values used in determining such unrealized gain or loss shall be the published market value, rather than the NAIC market value), plus or minus (y) the gains or losses realized by the Company on the Investment Portfolio, determined in accordance with SAP, during the period commencing on the first day following the Reference Date and ending on the Closing Date.

                  (ii) Within ten (10) days following the Closing, the Purchaser shall cause the Company to prepare, and deliver to Seller, a report (the "VALUATION REPORT") setting forth the Final Net Gain or Loss, which report shall have been prepared using the same valuation sources used by Purchaser in the preparation of the Interim Valuation Report or, if any such source is unavailable, a comparable valuation source. Seller shall review the Valuation Report delivered to it and comment thereon within ten (10) days after receipt thereof. Purchaser shall instruct the Company to provide Seller such information regarding the Investment Portfolio as may be reasonably requested by Seller in its review, and Purchaser agrees that Seller may have access to the accounting records of the Company, during normal business hours, for the purpose of reviewing such Valuation Report. Any changes in the Valuation Report that are agreed to by Purchaser and Seller within ten
         (10) Business Days of the aforementioned delivery of the Valuation Report shall be incorporated into a final Valuation Report. In the event that Purchaser and Seller are unable to agree on the calculation of the unrealized gain/loss with respect to any item or items within ten (10) Business Days of the aforementioned delivery of the Valuation Report, such item or items shall be referred to a nationally recognized independent accounting firm (the "THIRD PARTY ACCOUNTANT") selected by mutual agreement of Seller and Purchaser within five (5) days thereafter for resolution within two (2) weeks and the calculation of any item of realized or unrealized gain/loss which such Third Party Accountant shall determine in writing shall be binding and conclusive on the parties and shall be so reflected in a final Valuation Report. Seller and Purchaser shall share equally the costs of retaining any accountants involved in this valuation process.

                  (iii) If the Final Net Gain or Loss as determined in Section 2.02(b)(ii) is a loss and such loss is less than the Initial Net Loss, or if it is a gain, Seller shall be entitled to, and Purchaser shall pay promptly, and in any event within ten (10) Business Days following issuance of a final Valuation Report, to Seller, an amount equal to the difference between the Final Net Gain or Loss and the Initial Net Loss. If the Final Net Gain or Loss as determined in Section 2.02(b)(ii) is a loss and such loss is greater than the Initial Net Loss, Purchaser shall be entitled to, and Seller shall pay promptly, and in any event within ten (10) Business Days following issuance of a final Valuation Report, to Purchaser, an amount equal to the difference between the Final Net Gain or Loss and the Initial Net Loss. In either case, such payment will be made together with interest on the amount of such difference for the period from the Closing Date until the date of payment at an effective annual rate equal to the annual interest rate for 90-day United States Treasury Bills prevailing on the Closing Date plus 50 basis points. The payment made pursuant hereto shall be made by bank wire transfer of immediately available funds to an account designated by the recipient of the funds.

                  SECTION 2.03. PRE-CLOSING ADJUSTMENTS TO THE INVESTMENT PORTFOLIO.

                  (a) As soon as it becomes available, Seller shall deliver to Purchaser a true and complete copy of Schedule D to the Annual Statutory Statement of the Company for the year ending December 31, 1999 (the "SUBJECT SCHEDULE D"). The Subject Schedule D shall be prepared in a manner consistent with Schedule D to the Quarterly Statutory Statement of the Company for the period ended on the Reference Date (the "REFERENCE SCHEDULE D").

                  (b) Within twenty (20) days following receipt of the Subject Schedule D, Purchaser shall deliver to Seller a valuation report (the "INTERIM VALUATION REPORT"). The Interim Valuation Report shall contain (i) Purchaser's valuation, as of December 31, 1999, of each security listed on the Subject Schedule D, (ii) the identity of the source used by Purchaser to determine such valuations and (iii) a list of the securities contained in the Investment Portfolio which Purchaser is designating for replacement by Seller ("PURCHASER'S DESIGNATED SECURITIES"), PROVIDED, HOWEVER, that the aggregate value of Purchaser's Designated Securities (as set forth in the Reference Schedule D) shall not exceed $40,000,000.

                  (c) Within ten (10) days of receipt of the Interim Valuation Report, Seller shall:

                  (i) deliver to Purchaser a list of the securities contained in the Investment Portfolio which the Seller is designating for replacement (such securities designated by Seller together with the Purchaser's Designated Securities, the "DESIGNATED SECURITIES"); and

                  (ii) replace all of the Designated Securities with money market instruments or U.S. Treasury securities (as Purchaser may elect) having an aggregate fair market value (as of the date of replacement) equal to the sum of (x) the aggregate value of the

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         Designated Securities as set forth in the Reference Schedule D and (y)
         the aggregate interest accrued and unpaid on the Designated Securities between the Reference Date and the date of such replacement.

                  SECTION 2.04.  CLOSING.

                  Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated hereby shall take place at a closing (the "CLOSING") at 10:00 a.m., local time, on the fifth Business Day after the satisfaction of the conditions to closing set forth in Article IX, at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, or at such other time or on such other date or at such other place as Seller and Purchaser may mutually agree upon in writing (the date on which the Closing takes place being the "CLOSING DATE").

                  SECTION 2.05.  DELIVERIES AND ACTIONS TO BE TAKEN AT CLOSING.

                  (a) At the Closing, Seller shall deliver or cause to be delivered to Purchaser (duly executed where appropriate):

                  (i) stock certificates evidencing the Shares duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, with all required stock transfer tax stamps affixed or provided for;

                  (ii) a certificate from a duly authorized officer of Seller, certifying as to the fulfillment of the conditions specified in Section 9.02(a);

                  (iii) the articles of incorporation of the Company, certified by the Secretary of State or other appropriate official of the State of Florida, as of a date not earlier than ten (10) Business Days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of the Company, dated as of the Closing Date, stating that no amendments have been made to such articles since such date, and the By-laws of the Company, certified by the Secretary or Assistant Secretary of the Company;

                  (iv) a certificate of the Secretary or an Assistant Secretary of Seller certifying (x) the names and signatures of the officers of Seller authorized to sign this Agreement and any other document required to be delivered by Seller hereunder, and (y) as to the resolutions of the Board of Directors of Seller approving the execution and delivery of this Agreement and the performance of the transactions and obligations of Seller contemplated by this Agreement

                  (v) a certificate of the Secretary or Assistant Secretary of Humana certifying (x) the names and signatures of the officers of Humana authorized to sign this Agreement and any other document required to be delivered by Humana hereunder, and (y) as to the resolutions of the Board of Directors of Humana approving the execution and delivery of this Agreement and the performance of the transactions and obligations of Humana contemplated by this Agreement;

                  (vi) a good standing certificate for the Company from the Secretary of State or other appropriate official of the State of Florida, dated as of a date not earlier than fifteen Business Days prior to the Closing Date;

                  (vii) legal opinions from Greenebaum Doll & McDonald PLLC, counsel to the Seller, and Katz, Kutter, Haigler, Alderman, Bryant & Yon, regulatory counsel to Seller addressed to Purchaser and dated the Closing Date, reasonably satisfactory to Purchaser; and

                  (viii) such other certificates and documents described in
         Section 9.02 of this Agreement.

                  (b) At the Closing, Purchaser shall deliver or cause to be delivered to Seller (duly executed where appropriate):

                  (i) the Provisional Purchase Price, by bank wire transfer to an account designated by Seller in writing at least three (3) Business Days prior to Closing in immediately available funds;

                  (ii) a certificate from a duly authorized officer of Purchaser, certifying as to the fulfillment of the conditions specified in Section 9.01(a);

                  (iii) a certificate of the Secretary or an Assistant Secretary of Purchaser certifying (x) the names and signatures of the officers of Purchaser authorized to sign this Agreement and any other document required to be delivered by Purchaser hereunder, and (y) as to the resolutions of the Board of Directors of Purchaser approving the execution and delivery of this Agreement and the performance of the transactions and obligations of Purchaser contemplated by this Agreement;

                  (iv) a legal opinion from Morgan, Lewis & Bockius LLP, counsel to Purchaser, addressed to Seller and dated as of the Closing Date, reasonably satisfactory to Purchaser; and

                  (v) such other certificates and documents described in Section
         9.01 of this Agreement.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF SELLER AND HUMANA

         Seller and Humana hereby jointly and severally represent and warrant to Purchaser as follows:

                  SECTION 3.01. INCORPORATION AND AUTHORITY OF SELLER AND
HUMANA.

                  (a) Each of Humana and Seller is a company duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own, lease and operate its Properties (including, in the case of Seller, to own the Shares), to conduct its business as now being conducted, to enter into this Agreement and each other agreement and instrument required to be executed and delivered by it pursuant hereto, to carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Seller and Humana of this Agreement and each other agreement and instrument required to be executed and delivered by Seller or Humana pursuant hereto, and the consummation by each of Seller and Humana of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action and no other corporate proceedings on the part of either Humana or Seller is necessary to authorize the foregoing. This Agreement has been, and at the Closing the other agreements and instruments required pursuant hereto and to which Seller or Humana is a party will have been, duly and validly executed and delivered by Seller and Humana, as the case may be, and assuming due authorization, execution and delivery by Purchaser of this Agreement and such other documents, this Agreement and such other documents will constitute the legal, valid and binding obligations of Seller and Humana, enforceable against Seller and Humana, respectively, in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (b) As of the date hereof, Humana owns, and as of the Closing Date, Humana will own, all of the issued and outstanding capital stock of Seller free and clear of all Encumbrances.

                  SECTION 3.02. NO CONFLICT. Assuming all consents, approvals, authorizations, orders and other actions described in Section 4.05 have been obtained and/or taken, and all filings and notifications described in Section
4.05 have been made, except as may result from any facts or circumstances relating solely to Purchaser or its Affiliates, and except for enforcement or other action of a Governmental Authority resulting therefrom which may delay or prevent consummation of the transactions provided for herein, the execution and delivery of this Agreement by Humana and its performance of the guarantee provided for herein, do not and will not (a) violate or conflict with the certificate of incorporation or bylaws of Humana, (b) conflict with or violate any material law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Humana, (c) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would constitute a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any material Contract, Permit or other instrument to which Humana is a party or by which any of its Properties are bound or affected, or (d) require Humana to obtain any consent, approval, authorization, order or other action by any Governmental Authority.

                  SECTION 3.03. DISCLOSURE. No representation or warranty or other statement made by Seller or Humana in this Article III or in Article III of the Disclosure Schedule contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser as follows:

                  SECTION 4.01. INCORPORATION AND QUALIFICATION OF THE COMPANY. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has the necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by the Company and to carry on the Business now being conducted by the Company. Seller has delivered to Purchaser true and complete copies of the articles of incorporation and by-laws of the Company as in effect on the date hereof. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which, individually or in the aggregate, would not have a Material Adverse Effect. Except as disclosed in
Section 4.01 of the Disclosure Schedule, the Company is licensed or authorized to write insurance or reinsurance in each of the jurisdictions listed in Section
4.01 of the Disclosure Schedule. True and correct copies of the insurance licenses issued by each such jurisdiction are included in Section 4.01 of the Disclosure Schedule.

                  SECTION 4.02. CAPITAL STOCK OF THE COMPANY. The Shares constitute all the issued and outstanding shares of capital stock of the Company. Except for 1,800,000 shares of common stock which are authorized but not outstanding and the Shares, no other class of capital stock, equity security, preferred stock, bonds, debentures, notes, debt instruments, evidence of indebtedness or other securities of any kind in the Company are authorized or outstanding. The Shares have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights. As of the date hereof there is no, and as of the Closing Date there will be no, security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly, (i) except as contemplated by this Agreement, calls for the issuance, sale, pledge or other disposition of any shares of capital stock of the Company or any securities convertible into, or other rights to acquire, any shares of capital stock of the Company, (ii) relates to the voting or control of such capital stock, securities or rights, or
(iii) obligates Seller or the Company to grant, offer or enter into any of the foregoing. As of the date hereof Seller owns, and as of the Closing Date Seller will own, the Shares, free and clear of all Encumbrances, other than the obligation hereunder to sell the Shares to Purchaser and except for restrictions on transfer or resale imposed under applicable federal securities laws. Upon the conveyance and transfer of the Shares to Purchaser as contemplated hereby, Purchaser shall acquire good and valid title to the Shares, free and clear of all Encumbrances (except as may result from any facts or circumstances relating solely to Purchaser or its Affiliates, and except for restrictions on transfer or resale imposed under applicable federal securities laws) and Purchaser will be entitled to all rights of a holder of the Shares.

                  SECTION 4.03.  SUBSIDIARIES.

                  (a) As of the date hereof, the Company has, and as of the Closing Date the Company will have, no Subsidiaries.

                  (b) Except as set forth in Section 4.03(b) of the Disclosure Schedule (and, with respect to clause (i), except as set forth in the Investment Portfolio), there are no corporations, partnerships, limited liability companies, joint ventures, associations or other entities (i) in which the Company owns, of record or beneficially, any direct or indirect capital stock, membership or other equity interest or any right (contingent or otherwise) to acquire the same, or (ii) which the Company controls, directly or indirectly, by contract or proxy or otherwise, alone or in combination with any other Person.

                  (c) Except as set forth in Section 4.03(c) of the Disclosure Schedule, there are no assets or Properties owned by, or in the possession of, Seller (or any Affiliate of Seller or of the Company) which are used, or necessary, in connection with the Business (including, without limitation, the settlement and adjustment of outstanding claims under Insurance Policies and Reinsurance Agreements) of the Company. Except as set forth in Section 4.03(c) of the Disclosure Schedule, neither Seller nor any Affiliate of Seller or the Company has any debts, liabilities, obligations or other commitments (i) which are guaranteed or secured by the Company or (ii) for which the Company may be liable.

                  SECTION 4.04.  NO CONFLICT.

                  (a) Except as set forth in Section 4.04(a) of the Disclosure Schedule, neither the Seller nor the Company is in violation or default in any material respect (and is not in default in any respect regarding any indebtedness, loan or credit agreement) under any indenture, agreement or instrument to which it is a party or by which it or any of its assets or properties may be bound. The Seller and the Company are in compliance in all material respects with all orders, writs, injunctions, judgments or decrees of any Governmental Authority or arbitrator(s).

                  (b) Assuming all consents, approvals, authorizations, orders and other actions described in Section 4.05 have been obtained and/or taken, and all filings and notifications described in Section 4.05 have been made, except as may result from any facts or circumstances relating solely to Purchaser or its Affiliates, the execution, delivery and performance of this Agreement by Seller, the sale of the Shares by Seller pursuant to this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not (a) violate or conflict with the respective charter documents of Seller or the Company, (b) conflict with or violate any material law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Seller or the Company or the Business, or (c) result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any material Encumbrance on any of the material assets or properties of the Company pursuant to any Contract, Permit or other instrument relating to such assets or properties to which Seller or the Company is a party or by which any of such assets or properties is bound or affected.

                  SECTION 4.05. CONSENTS AND APPROVALS. The (i) execution and delivery by Seller of this Agreement and each other agreement and instrument required to be executed and delivered by Seller in connection herewith, (ii) sale of the Shares pursuant to this Agreement and (iii) consummation of the transactions contemplated hereby do not, and Seller's performance of this Agreement and each other agreement and instrument required to be executed and delivered by Seller in connection herewith will not, require Seller or the Company to obtain any consent, approval, authorization, order or other action by, or require Seller or the Company to file with or notify any Governmental Authority, except pursuant to (a) the notification requirements of the HSR Act,
(b) the approval of the Florida Insurance Department, (c) information filing requirements in any other state where the Company is licensed to do business and
(d) the notification requirements described in Section 4.05 of the Disclosure Schedule.

                  SECTION 4.06. FINANCIAL INFORMATION. The Company has heretofore delivered to Purchaser true and complete copies of the Annual Statutory Statements and the Quarterly Statutory Statements of the Company prepared and filed with the Florida Insurance Department after September, 1997. Except as set forth in Section 4.06 of the Disclosure Schedule, the Annual Statutory Statement of the Company for the period ended December 31, 1998, and the Quarterly Statutory Statements of the Company for each quarter ended thereafter were prepared in accordance with SAP, prepared in accordance with the books and records of the Company, audited by PricewaterhouseCoopers LLP (the "Company's Auditors"), presents fairly in all material respects the statutory financial position of the Company at the respective date thereof and the statutory results of operations and cash flows of the Company for the respective periods then ended, except that the Quarterly Statutory Statements have not been audited and are subject to normal recurring year-end audit adjustments and omit footnotes and other presentation items. Each of the Annual Statutory Statements and Quarterly Statutory Statements (i) complies in all material respects with the Florida Insurance Code, (ii) was complete and correct in all material respects when filed, (iii) was filed with or submitted to the Florida Insurance Department in a timely manner on forms prescribed or permitted by the Florida Insurance Department, and (iv) was not prepared utilizing any material accounting practices that are permitted rather than prescribed by the Florida Insurance Code. Except as set forth in Section 4.06 of the Disclosure Schedule, no material deficiency has been asserted with respect to any of the Annual Statutory Statements or Quarterly Statutory Statements by the Florida Insurance Department or any other Governmental Authority.

                  SECTION 4.07. ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in Section 4.07 of the Disclosure Schedule, to the Knowledge of Seller there are no debts, liabilities, obligations or commitments of the Company of any kind whatsoever, whether accrued, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, contingent, absolute, known or unknown, determined, determinable or otherwise, other than:

                  (a) as, and to the extent, specifically disclosed in any of the subsections of this Article IV or the Disclosure Schedule;

                  (b) with respect to the tax matters addressed in Section 4.24 and Article VIII (which shall be governed solely by the terms of such Section
4.24 and Articles VIII);

                  (c) liabilities arising under any Reinsurance Agreements or any Insurance Policies written by the Company;

                  (d) liabilities or obligations reflected or reserved against on the balance sheet included in the Quarterly Statutory Statement dated as of September 30, 1999; or

                  (e) liabilities incurred since the date of the most recent Annual Statutory Statement in the ordinary course of business and consistent with past practice, which, individually and in the aggregate, would not have a Material Adverse Effect.

                  SECTION 4.08. INVESTMENTS. Except as set forth in Section 4.08 of the Disclosure Schedule, the Company has good and marketable title to all of the investments listed in the most recent Investment Portfolio provided to Purchaser, free and clear of all Encumbrances except for restrictions imposed under the Florida Insurance Code. Section 4.08 of the Disclosure Schedule sets forth the Investment Portfolio as of the Reference Date. Except as set forth in
Section 4.08 of the Disclosure Schedule, none of the investments listed in the Investment Portfolio is in default in the payment of principal or interest or dividends. All such investments comply in all material respects with the investment guidelines adopted by the Investment Committee of the Company's Board of Directors and comply in all material respects with any and all investment restrictions under, and qualify as "admitted assets" under, the Florida

Insurance Code.

                  SECTION 4.09. CERTAIN EVENTS.

                  (a) The Company ceased all underwriting activity as of November 15, 1996, and since such date the Company has not issued, renewed or extended (excluding Center Re commutations) any Insurance Policy or Reinsurance Agreement. Except as set forth in Section 4.09 of the Disclosure Schedule, since November 15, 1996, the Business of the Company has consisted solely of the settlement and adjustment of claims arising under Insurance Policies and Reinsurance Agreements issued, entered into or assumed by the Company prior to November 15, 1996, and activities directly related thereto.

                  (b) Except as set forth in Section 4.09 of the Disclosure Schedule, since the Reference Date there has been no change in the Business, operations, assets, Properties, condition (financial or otherwise), results of operations, insurance licenses or Permits of the Company which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

                  (c) Except as set forth in Section 4.09 of the Disclosure Schedule or as specifically disclosed in the Company's 1998 Annual Statutory Statement or its interim Quarterly Statutory Statements for 1999, since the Reference Date the Business of the Company has been conducted only in the ordinary course of business consistent with past practice and there has not been:

                  (i) any material change in the underwriting, reinsurance, marketing, accounting, establishment of reserves, investment or claims adjustment policies and practices of the Company, including, without limitation, any change which has had the effect of accelerating the recording and billing of premiums or accounts receivable or retarding the payment of expenses, or changes in the method of establishing Reserves in connection with any accounts or Business of the Company, or any change that has had the effect of materially altering, modifying or changing the historic operating, financial or accounting practices or policies of the Company, including accruals of and reserves for Tax liabilities;

                  (ii) any damage, destruction or casualty loss with respect to the Property of the Company (whether or not covered by insurance) which has had or is reasonably likely to have a Material Adverse Effect;

                  (iii) any direct or indirect repurchase, redemption or other acquisition by the Company of any shares of capital stock or other securities of the Company, or any declaration, setting aside or payment of any dividend or other distribution in respect of shares of capital stock of the Company;

                  (iv) any employment, bonus, incentive or deferred compensation, severance or termination agreement or arrangement entered into between the Company and a director or officer or consultant of the Company (other than any agreements or arrangements between such persons and an Affiliate of the Company for which the Company has no liability);

                  (v) any indebtedness incurred by the Company for borrowed money, including, without limitation, obligations in respect of capitalized leases, or any guarantee by the Company of indebtedness for borrowed money or any other obligation of any other Person;

                  (vi) any sale, lease, abandonment or other disposition by the Company of any interest in Property, other than in the ordinary course of business and consistent with past practice, in an aggregate amount of more than $15,000;

                  (vii) the creation of any Encumbrance on all or any portion of any material assets, Properties or rights of the Company, except Permitted Encumbrances;

                  (viii) any capital expenditure made by the Company, except capital expenditures not exceeding an aggregate of $50,000;

                  (ix) any amendment, modification, alteration, failure to renew or termination of any Contract, Insurance Policy or Reinsurance Agreement which, individually or in the aggregate with such other amendments, modifications, alterations, failure to renew or terminations, has had or could reasonably be expected to have a Material Adverse Effect;

                  (x) any waiver of any rights of material value or any cancellation or forgiveness of any claims, debts or accounts receivable owing to the Company other than in the ordinary course of business and consistent with past practice;

                  (xi) any making of any loan, advance or capital contribution to or investment by the Company in any Person, except for purchases of investments for its investment portfolio consistent in all material respects with its investment guidelines and past practices and except for other transactions in the ordinary course of business and consistent with past practice;

                  (xii) any transaction or commitment made, or any contract or agreement entered into, between the Company, on the one hand, and Seller or its Affiliates, on the other hand, except those which are to be satisfied prior to the Closing pursuant to Section 6.11 hereof;

                  (xiii) any adoption of a plan of complete or partial liquidation, dissolution, rehabilitation, restructuring, recapitalization, re-domestication or other reorganization with respect to the Company;

                  (xiv) any entry into any joint venture, partnership, managing general agency or similar arrangement with any Person;

                  (xv) any incurrence by the Company of any material liability for rate roll-backs or premium refunds, or failure by the Company to pay in full all guaranty fund assessments of which written notice has been received from any Governmental Authority; or

                  (xvi) any authorization, approval, agreement or commitment to do any of the foregoing.

                  SECTION 4.10. INSURANCE RESERVES. The Reserves as of the Reference Date and any subsequent date on which such Reserves may have been redetermined (i) were determined in accordance with SAP; (ii) were computed in accordance with generally accepted loss reserving standards and principles;
(iii) met the requirements of the Florida Insurance Department; and (iv) made reasonable provision, in the aggregate, for all unpaid loss and loss expense obligations, including obligations for incurred but not reported loss and loss adjustment expenses, and unearned premiums as of the Reference Date. Except as set forth in Section 4.10 of the Disclosure Schedule, none of the Reserves reflected on the Quarterly Statutory Statement dated as of the Reference Date have been discounted in any manner. The Company owns assets that qualify as "admitted assets" under the Florida Insurance Code in an amount at least equal to the Reserves plus its minimum statutory capital and surplus as required under the Florida Insurance Code. Seller has delivered or made available to Purchaser true and complete copies of all actuarial reports, actuarial certificates and loss and loss adjustment expense reserve reports prepared internally or by any third party actuarial consultant on behalf of or made available to Seller or any of its Affiliates, including the Company, in each case relating to the adequacy of the Reserves for any period ended on or after December 31, 1996. The foregoing notwithstanding, Seller makes no representation and gives no warranty with respect to the adequacy of the Reserves to cover the actual amount of losses and loss adjustment expenses paid after the date hereof.

                  SECTION 4.11. JUDGMENTS, DECREES AND ORDERS. Except as set forth in Section 4.11 of the Disclosure Schedule, neither the Company nor any of its directors, officers or employees (in their capacity as such) is a party to or subject to any judgment, decree, order, writ, award, or injunction of any Governmental Authority or arbitrator. The Company is in compliance in all material respects with respect to all judgments, orders, writs, arbitration awards, injunctions, decrees or awards of any Governmental Authority or arbitrator to which it is subject.

                  SECTION 4.12. LITIGATION. Except as set forth in Section 4.12 of the Disclosure Schedule, there are no claims, actions, suits, investigations, arbitrations or legal, administrative or other proceedings pending and, to the Knowledge of Seller, none are threatened, against or affecting the Company or any of its Properties, at law or in equity, or before or by any Governmental Authority or arbitrator. Except as set forth in Section 4.12 of the Disclosure Schedule, since September 8, 1997, except with respect to payments made in the ordinary course in connection with Reinsurance Agreements or Insurance Policies written by the Company, there have been no payments made by or on behalf of the Company (other than pursuant to an Insurance Policy or Reinsurance Agreements) with respect to any threatened or previously outstanding litigation.

                  SECTION 4.13. COMPLIANCE WITH LAWS. The Company is in compliance with (a) the terms of its certificate or articles of incorporation, its by-laws and any other charter or organization documents, (b) all laws, statutes, ordinances, rules, regulations or other legal requirements, whether federal, state, local or foreign, applicable to the Company or by which any of its Properties may be bound, (c) except as set forth in Section 4.13 of the Disclosure Schedule, all applicable licenses, authorizations, orders, writs, judgments, injunctions, awards, and decrees of any court, the Florida Insurance Department or any other Governmental Authority, or any arbitrators, and (d) its Permits, except, in the case of clauses (b), (c) and (d), where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 4.14. ENVIRONMENTAL, HEALTH AND SAFETY COMPLIANCE. Except as set forth in Section 4.14 of the Disclosure Schedule, the Company is not engaged in, and has not been engaged in, the creation, generation or disposal, on- or off-site, of Hazardous Substances.

                  SECTION 4.15. LICENSES AND PERMITS. Except as set forth in
Section 4.15 of the Disclosure Schedule, the Company has all governmental licenses, permits and authorizations (other than those relating to the writing of insurance which are covered by the next sentence) necessary to carry on the Business now being conducted by the Company (collectively, the "PERMITS"), all of which are valid and in full force and effect, except for such Permits the absence of which, individually or in the aggregate, would not have a Material Adverse Effect. Section 4.01 of the Disclosure Schedule lists all jurisdictions in which the Company is licensed, authorized or permitted to write insurance or reinsurance. Except as set forth in Section 4.15 of the Disclosure Schedule, since September 8, 1997, and, prior to such date to the Knowledge of Seller, the Company has been duly authorized by the relevant state, foreign and other insurance regulatory authorities to write the lines of insurance or reinsurance that it has written in the respective jurisdictions in which it has done business. No insurance regulator in any state has notified the Company, orally or in writing, that the Company is commercially domiciled in any jurisdiction, and neither Seller nor the Company is aware of any facts that would result in the Company being commercially domiciled in any state. The insurance licenses attached to Section 4.01 of the Disclosure Schedule are the licenses necessary for the Company to conduct the Business in the manner and in the areas in which such Business is currently being conducted except where the failure to be so licensed would not, individually or in the aggregate, have a Material Adverse Effect, and all of the insurance licenses are valid and in full force and effect. The Company has not received any notice, oral or written, that it has, and it has not, engaged in any activity which would cause modification, limitation, non-renewal, revocation or suspension of any insurance license or Permit, and no action, inquiry, investigation or proceeding looking to or contemplating the revocation, modification, limitation, non-renewal or suspension of any thereof is pending or threatened. Except as set forth in Section 4.15 of the Disclosure Schedule, (i) all reports, statements, documents, registrations, filings and submissions to state insurance regulatory authorities complied in all material respects with applicable law in effect when filed and (ii) no deficiencies have been asserted by any such regulatory authority with respect to such reports, statements, documents, registrations, filings or submissions that have not been satisfied in all material respects.

                  SECTION 4.16. INTELLECTUAL PROPERTY RIGHTS. Section 4.16 of the Disclosure Schedule sets forth a list of each trade name, service mark, trademark, logo, copyright, patent and other intangible property used by the Company or in the Business which is material to the conduct of the Business, other than computer software which will be provided by Humana Workers Compensation Services, Inc., a Florida corporation ("HWCS"), as further provided in Section 4.28 of this Agreement (collectively, "INTELLECTUAL PROPERTY RIGHTS"), which are all the material Intellectual Property Rights that are required to conduct the Business. Except as set forth in Section 4.16 of the Disclosure Schedule, the Company owns and has good title or has valid and enforceable licenses relating to all of the Intellectual Property Rights, and has the right to use the Intellectual Property Rights, free and clear of any royalty or other payment obligation (except as provided in any license) or, to the Knowledge of Seller, claims of infringement or other Encumbrance. Neither Seller nor the Company has received any notice, in writing, of any conflict with or violation or infringement of, any rights of any other Person with respect to any Intellectual Property Right. The Intellectual Property Rights have been registered to the extent required with the appropriate Governmental Authority and such registrations have been continuously maintained and are in full force and effect, except where the failure to register or to maintain any such registration would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of Seller, the rights of the Company to the Intellectual Property Rights are not being infringed by others. No licenses have been granted by the Company, and, to the Knowledge of Seller, there is no obligation requiring the Company to grant any license, with respect to any of the Intellectual Property Rights.

                  SECTION 4.17.  PROPERTY.

                  (a) The Company neither owns nor leases any real or tangible personal property.

                  (b) Except as set forth in Section 4.17(b) of the Disclosure Schedule, the Company has good title to, or a valid license in, all its intangible personal Property free and clear of all Encumbrances, except (i) liens for Taxes and assessments not yet payable; (ii) liens, imperfections of title and easements which do not, either individually or in the aggregate, materially detract from the value of, or interfere with the present use of, the Properties subject thereto or affected thereby (the exceptions in clauses (i) and (ii) being herein called "PERMITTED

ENCUMBRANCES").

                  (c) All equipment, fixtures and other Properties used in the Business (all of which are listed in Section 4.17(c) of the Disclosure Schedule) are, or will be at Closing, owned or leased by HWCS and are (i) in good operating condition and repair, reasonable wear and tear excepted, and (ii) adequate for the Business currently conducted by the Company and suitable in all respects for the purposes for which they are now being used, except for such failures to be in such good operating condition or adequacy or suitability which, individually and in the aggregate, do not have a Material Adverse Effect.

                  SECTION 4.18. COMPANY'S PROPERTY & CASUALTY INSURANCE
COVERAGE.

                  (a) Section 4.18 of the Disclosure Schedule contains a true and correct list of all property and casualty, liability, workers compensation, directors and officers liability, surety bonds, key-man and life insurance and other similar Insurance Policies (including the expiration dates thereof, the limits of liability, deductible amounts, and the annual premiums thereof) that insure the business, operations or affairs of the Company that (i) have been issued to the Company or (ii) are held by Seller or by any Affiliate of Seller for the benefit of the Company and that will not continue to be applicable to the Company following the Closing. All such insurance is in full force and effect and, to the Knowledge of Seller and the Company, is with financially sound and reputable insurers in accordance with normal industry practice.

                  (b) Since January 1, 1998, the Company has not failed to give any material notice or to present any material claim under any Insurance Policy or surety bond in due and timely fashion. Seller has given Purchaser the most recently available reports for the Company on: (i) accidents, casualties or damages occurring on or to the Properties or assets of the Company; and (ii) claims by the Company for damages, reimbursement of losses, contribution or indemnification under any Insurance Policy and settlements or negotiations of settlements relating thereto.

                  SECTION 4.19. RELATIONSHIPS WITH AFFILIATES, OFFICERS, DIRECTORS AND INTERESTED PARTIES. Section 4.19 of the Disclosure Schedule sets forth all agreements between the Company and Seller or any of its Affiliates, including, without limitation, any Insurance Policies and Reinsurance Agreements issued by, or on behalf of, the Company for the benefit of Seller or any of its Affiliates ("AFFILIATE AGREEMENTS"). Except for the Affiliate Agreements, the Management Contract, or as set forth in Section 4.19 of the Disclosure Schedule and other than intercompany payables and receivables arising from the payment of expenses or provision of services by the Company on behalf of Seller, or by Seller on behalf of the Company, as the case may be (which shall be settled in full as provided in Section 6.11), the Company is not a party to any contract, agreement or arrangement with Seller or any of its Affiliates, or any officer, director or employee of such Persons.

                  SECTION 4.20. ASSUMED AND CEDED REINSURANCE AGREEMENTS.

                  (a) As used in this Agreement, the term "REINSURANCE AGREEMENTS" shall mean all assumed and ceded reinsurance and retrocession agreements, contracts, treaties, obligations, instruments or other reinsurance or retrocession commitments, arrangements or undertakings of any kind to which the Company is a party or by which the Company or any of its respective Properties may be bound or affected and shall further include, without limitation, any portfolio reinsurance or other assumption transaction where the Company assumed workers' compensation insurance or other liabilities from any assessable mutual, pool, company, association or fund (such assumption, an "ASSUMED PORTFOLIO TRANSACTION").

                  (b) Set forth in Section 4.20(b) of the Disclosure Schedule is a complete and accurate list of each Reinsurance Agreement pursuant to which the Company has assumed business (along with a description of certain of the terms thereof, including the name of the ceding company, type of contract, inception date, estimated premium and limit) and under which the Company remains subject to liability. Seller will deliver to Purchaser at the Closing a complete and accurate list of each assumed Reinsurance Agreement in force five Business Days prior to the Closing Date, including information similar to Section 4.20(b) of the Disclosure Schedule.

                  (c) Set forth in Section 4.20(c) of the Disclosure Schedule is a complete and accurate list of each Reinsurance Agreement pursuant to which the Company has ceded or transferred any portion of its obligations or liabilities under any reinsurance or insurance agreement (a "RETROCESSION ARRANGEMENT"), including a description of certain of the terms thereof (including the name of the retrocessionaire, type of contract, inception date, estimated premium and limit). Except as set forth in Section 4.20(c) of the Disclosure Schedule, (i) to the Knowledge of Seller, none of such retrocessionaires is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding; (ii) to the Knowledge of Seller, the financial condition of any such retrocessionaire is not impaired to the extent that a default thereunder is reasonably anticipated, (iii) no notice of intended cancellation has been received by the Company from any of such retrocessionaires; and (iv) the Company is entitled under the Florida Insurance Code to take full credit in its Annual Statutory Statements for all amounts recoverable by it pursuant to any Retrocession Arrangement, and all such amounts recoverable have been properly recorded in the books and records of account of the Company and are properly reflected in the Annual Statutory Statements. Seller will deliver to Purchaser at the Closing a complete and accurate list of each Retrocession Arrangement in force five Business Days prior to the Closing Date including information similar to Section 4.20(c) of the Disclosure Schedule. Except as set forth in Section 4.20(c) of the Disclosure Schedules, no such Retrocession Arrangement contains any provision providing that any such party thereto may terminate, cancel, or commute the same by reason of the transactions contemplated by this Agreement.

                  (d) All of the Reinsurance Agreements are valid, binding and enforceable against the Company and, to the knowledge of Seller, against the other parties thereto in accordance with their terms and are in full force and effect. Except as set forth in Section 4.20(d) of the Disclosure Schedules, the Company is not, and to the Knowledge of Seller, no other party thereto is, in or claimed to be in material breach or material default under any Reinsurance Agreement, and no event has occurred which (after notice or lapse of time or both) would become a material breach or material default under, or would permit modification, cancellation, acceleration or termination of, any Reinsurance Agreement or result in the creation of any material Encumbrance upon, or result in any Person obtaining any right to acquire, any Properties or rights of the Company. There are no unresolved disputes under any Reinsurance Agreement.

                  (e) The accounts receivable of the Company reflected on the Quarterly Statutory Statement dated as of the Reference Date are, and as of the Closing Date will be, (i) legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (ii) not subject to any valid set-off or counterclaim, (iii) collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the Quarterly Statutory Statement dated as of the Reference Date, (iv) not the subject of any claims, actions, suits, arbitrations or other proceedings brought by or on behalf of the Company or by the account debtor, (v) not subject to any pledge as collateral by the Company, (vi), with respect to receivables from the Florida Special Disability Trust Fund, any claims thereunder have been timely filed, and (vii) the Quarterly Statutory Statement dated as of the Reference Date does not, and will not, reflect any account receivable for potential refunds of assessments previously paid by the Company to the Florida Special Disability Trust Fund. Subject to Section 10.04(c), any future refunds for assessments previously paid by the Company to the Florida Special Disability Trust Fund shall be the sole property of the Company.

                  SECTION 4.21. OTHER CONTRACTS.

                  (a) Set forth on Section 4.21 of the Disclosure Schedule is a complete and accurate list of (x) each Contract which is material to the Business, Properties, operations, assets, liabilities or financial condition of the Company and (y) without regard to materiality, each of the following Contracts relating to the Company (access to correct and complete copies or, if none exist, written descriptions, of all Contracts called for by clauses (x) and
(y) having been provided to Purchaser):

                  (i) All Contracts out of the ordinary course of business representing, individually or in the aggregate, non-terminable future liabilities in excess of $100,000;

                  (ii) Each employment, severance, termination, agency, brokerage, consultation or representation Contract or similarly binding arrangement of any type (including, without limitation, loans or advances) with any current or former executive, employee, consultant, representative, officer or director of the Company, or any managing general agent, agent, reinsurance intermediary, claims adjuster, manager or administrator or broker of the Company or to whom any underwriting or claims settlement authority is delegated, and the name, position and rate of compensation of each such Person and the expiration date of each such Contract;

                  (iii) All Contracts or similarly binding arrangements with any Person containing any provision or covenant limiting the ability of the Company to engage in any line of business in any geographical area or compete with any Person;

                  (iv) All partnership, joint venture or profit-sharing Contracts with any Person;

                  (v) All Contracts relating to the borrowing of money or the deferred purchase price of Property (other than repurchase agreements and reverse repurchase agreements entered into in the ordinary course of managing the Company's investments and consistent with past practice), or the direct or indirect guarantee of any obligation for, or Contracts to service the repayment of, borrowed money or any other liability in respect of indebtedness for borrowed money of any other Person;

                  (vi) Each lease, sublease, license (excluding computer software) or rental or use Contract to which the Company is a party with respect to personal Property used by the Company in the conduct of its Business, operations or affairs and providing for annual rental payments to be paid by or on behalf of the Company in excess of $50,000;

                  (vii) All Contracts relating to the future disposition or acquisition of any investment in any Person or of any interest in any business enterprise (other than the disposition or acquisition of investments in the ordinary course of business consistent with past practice), and all Contracts requiring the Company to purchase any security (other than such purchases in the ordinary course of business consistent with past practice);

                  (viii) All reinsurance pools pursuant to which the Company has assumed reinsurance risks currently in force and all assigned pools in which the Company is participating, other than state FAIR plans, assigned risk plans, joint underwriting associations and similar associations arising from the requirements of state insurance rules and regulations;

                  (ix) Each Contract relating to computer software licensing or data processing services representing non-terminable future liabilities in excess of $50,000;

                  (x) Each Contract (other than Contracts cancelable at will or with 30 days' notice, in each case without penalty) involving payments of more than $50,000 during its term for the purchase of materials, supplies or services;

                  (xi) Each Contract (other than Contracts cancelable at will or with 30 days' notice, in each case without penalty) which obligates the Company to provide services to a third party over a period of more than six months or involving an amount or value in excess of $50,000; and

                  (xii) Any power of attorney which is currently effective and outstanding, other than powers of attorney which are required by law or which have been granted pursuant to requirements of applicable state insurance or securities rules and regulations.

                  (b) All of the material Contracts are valid, binding and enforceable against the parties thereto in accordance with their terms and are in full force and effect, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company is not, and to the Knowledge of Seller, no other party thereto is, in or claimed to be in material breach or material default under any material Contract, and no event (other than the execution of this Agreement) has occurred which (after notice or lapse of time or both) would become a material breach or material default under or would permit modification, cancellation, acceleration or termination of, any material Contract or result in the creation of any material Encumbrance (other than Permitted Encumbrances) upon, or any Person obtaining any right to acquire, any Properties or rights of the Company. There are no unresolved disputes under any material Contract. Except as set forth in Section 4.21(b) of the Disclosure Schedule, no material Contract contains any provision providing that any other party thereto may terminate or cancel the same by reason of the transactions contemplated by this Agreement.

                  SECTION 4.22. EMPLOYEE BENEFIT MATTERS. The Company has no employees and has never maintained, contributed to or sponsored any employee benefit plan, program or arrangement, including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

                  SECTION 4.23.  LABOR MATTERS.

                  (a) The Company has never been a party to any collective bargaining agreement or other labor union contract applicable to persons formerly employed by the Company. There are no grievances currently outstanding against the Company with respect to any former employee of the Company, and there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board.

                  (b) The Company is not liable for any arrears in withholding or any Taxes or penalties for any failure to comply with any wage or withholding laws or regulations relating to any individual.

                  SECTION 4.24. TAXES. Except as set forth in Section 4.24 of the Disclosure Schedule:

                  (a) All Tax Returns required to be filed after November 1, 1997 in respect of the Company or any affiliated, combined, consolidated, unitary or similar group of which the Company was or is a member ("RELEVANT GROUP") that are due, taking into account timely extensions of the filing period, on or prior to the date hereof have been duly and timely filed in accordance with all applicable laws and each such Tax Return is correct, accurate and complete in all material respects. To the Knowledge of Seller, all Tax Returns required to be filed before November 2, 1997 in respect of Company or any affiliated, combined, consolidated, unitary or similar group of which the Company was or is a member that were due, taking into account timely extensions of the filing period, on or prior to November 1, 1997 have been duly and timely filed in accordance with all applicable laws and such Tax Returns are correct, accurate and complete in all material respects. For Taxes due after September 8, 1997 and, to the Knowledge of the Seller, for Taxes due before September 9, 1997, the Company or the member of the Relevant Group has paid, or has made provision for Taxes (as opposed to any reserve for deferred Taxes to reflect timing differences between book and Tax income) on its books in accordance with GAAP for the payment of all Taxes, whether or not yet due and payable and whether or not disputed, in respect of the periods covered by those Tax Returns which are due on or before the date hereof.

                  (b) After September 8, 1997 the Company has made, and to the Knowledge of Seller, prior to September 9, 1997 the Company made, all withholdings of Taxes required to be made under all applicable federal, state, local and foreign Tax laws and regulations on or before the date hereof in connection with payments made to any employee, former employee, creditor, shareholder, affiliate, customer or supplier, and to the extent required to be paid, such withholdings have been paid to the respective governmental agencies.

                  (c) There have been made available to Purchaser true and complete copies of the portions of the Tax Returns, relevant to the Company, since September 8, 1997, which returns are set forth on Section 4.24 of the Disclosure Schedule.

                  (d) Except as set forth in Section 4.24 of the Disclosure Schedule, no deficiencies, adjustments, or changes in assessments for any Taxes have been proposed, asserted or assessed against the Company. All liabilities in respect of federal income Taxes of the Company have been finally determined for all taxable years ended prior to the date hereof, except as set forth in Section
4.24 of the Disclosure Schedule. Except as set forth in Section 4.24 of the Disclosure Schedule, there is no action, suit, proceeding, audit, investigation or claim pending or, to the Knowledge of Seller, threatened, in respect of any Taxes for which the Company may become liable, including as a transferee of the assets of, or successor to, any entity. All deficiencies proposed as a result of any audits have been paid or finally settled except as set forth in Section 4.24 of the Disclosure Schedule, and no deficiencies have been proposed in the course of any pending audit. Except as set forth in Section 4.24 of the Disclosure Schedule, as to Company's tax years beginning on or after January 1, 1997 and ending on or before the date hereof, and to Knowledge of Seller as to Company's tax years beginning before

January 1, 1997, no issue has been raised during the past five years by the Internal Revenue Service ("IRS") in any audit of the Company or its predecessor which, by application of similar principles, could be expected to result in a material proposed deficiency for any period not yet audited or for periods under audit assuming the Company's future Tax Returns are prepared in a manner consistent with past practice employed by the Company.

                   (e) Except as set forth in Section 4.24 of the Disclosure Schedule, since September 8, 1997 the Company has not, and to Knowledge of Seller prior to September 9, 1997, the Company has not, executed or filed with the IRS or any other taxing authority any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes for which the Company may be liable.

                   (f) The Company qualifies as an insurance company under the Internal Revenue Code and neither Seller nor the Company has received any notice or other communication relating to or affecting such qualification of the Company as an insurance company under the Internal Revenue Code.

                   (g) Except as set forth in Section 4.24 of the Disclosure Schedule, from and after September 8, 1997, Company has joined in filing a consolidated, combined, affiliated, unitary or similar return with Humana and its affiliates and the Company has not filed or consented to the filing of any foreign, federal or state consolidated, combined, affiliated, unitary or similar return with any entity other than Humana and its affiliates.

                   (h) The Company is not a partner in any partnership, joint venture or other arrangement that is treated as a partnership for Tax purposes other than certain mandatory state insurance associations and mandatory state reinsurance pools.

                   (i) Except as set forth in Section 4.24 of the Disclosure Schedule, there are no material Encumbrances for Taxes upon the assets of the Company except Encumbrances for Taxes not yet due and payable.

                   (j) Since September 8, 1997, and to the Knowledge of Seller prior to September 9, 1997, neither Seller nor the Company has filed a consent pursuant to Section 341(f) of the Internal Revenue Code, or agreed to have
Section 341(f)(2) of the Internal Revenue Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Internal Revenue
Code) owned by Seller or the Company.

                   (k) Since September 8, 1997 and to the Knowledge of Seller, prior to September 9, 1997, the Company has made all payments of estimated Taxes that are required to be made prior to the date hereof.

                   (l) The Company has not made any payments, nor is it obligated to make any payments, nor is it a party to any agreement that under certain circumstances could require it to make any payments, that are not deductible under Section 280G of the Internal Revenue Code.

                   (m) None of the Properties of the Company constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Internal Revenue Code. The Company is not a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986, or to any "long-term contract" within the meaning of Section 460 of the Internal Revenue Code.

                   (n) The Company has not made any accounting method changes, and, to the Knowledge of Seller, there are no proposed or threatened accounting method changes of the Company that could reasonably be expected to give rise to an adjustment under Section 481 of the Internal Revenue Code for periods after the Closing Date.

                   (o) Except as set forth in Section 4.24 of the Disclosure Schedule, the Company has not received any written ruling of a taxing authority related to Taxes or, since its formation, entered into any material written and legally binding agreement with a taxing authority relating to Taxes except as regards the extension of any statute of limitations.

                   (p) Except as set forth is Section 4.24 of the Disclosure Schedule, the Company has no liability for Taxes of any Person other than the Company (i) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor by operation of law, or (iii) by contract (other than the Tax Sharing Agreement). Except as set forth is Section 4.24 of the Disclosure Schedule, the Company is not a party to any Tax allocation or sharing agreement, other than the Tax Sharing Agreement.

                   (q) Since September 8, 1997 and to the Knowledge of Seller, prior to September 9, 1997, the Company has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Internal Revenue Code.

                   (r) Section 4.24 of the Disclosure Schedule contains a list of all states, territories and jurisdictions (foreign or domestic) to which any Tax is properly payable by the Company. There presently exists no unresolved claim by any taxing authority in a jurisdiction in which the Company does not file tax returns that it is or may be subject to Tax in that jurisdiction.

                   (s) The annual limitation applicable to such net operating loss carryforwards under Section 382 of the Internal Revenue Code with respect to the Section 382 Subgroup which includes the Company, is at least $10 million.

                   (t) The Company has not made any payments under the Tax Sharing Agreement with respect to the 1999 or 2000 taxable year prior to the date hereof.

                  SECTION 4.25. AGENTS. To the Knowledge of Seller, all Persons through whom the Company has placed or sold reinsurance and insurance are duly licensed (to the extent such licensing is required) to sell or place reinsurance and insurance in the jurisdictions where they do so on behalf of the Company. No single agent, broker, intermediary or producer has any underwriting or binding authority on behalf of the Company, the Company is not a party to any managing general agency contracts or other similar arrangements (except for the Management Contract) and the Company is not a party to any fronting or similar agreement to place or sell reinsurance or insurance for any other Person.

                  SECTION 4.26. ACCOUNTS WITH FINANCIAL INSTITUTIONS. Section
4.26 of the Disclosure Schedule sets forth a list of all safe deposit boxes, active bank accounts and other time or demand deposits of the Company, together with the names and addresses of the applicable financial institution or other depository, the account number and the names of all persons authorized to draw thereon or who have access thereto.

                  SECTION 4.27. MINUTE BOOKS; STOCK RECORDS; OFFICERS AND DIRECTORS. The minute books of the Company which have been made available to Purchaser for its inspection are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by (whether by a meeting or by consent actions in lieu of meetings), the Board of Directors (and any committee thereof) of the Company and its shareholders since incorporation. The stock records of the Company, which have been made available to Purchaser for its inspection, are true and complete in all material respects. Section 4.27 of the Disclosure Schedule sets forth a true and correct list of the officers and directors of the Company as of the date of this Agreement.

                  SECTION 4.28. HWCS MANAGEMENT CONTRACT.

                  (a) As of the date hereof, HWCS, is a wholly owned subsidiary of Seller. Attached hereto as EXHIBIT A is a true and complete copy of the Management Contract, dated as of January 1, 1996, between the Company and HWCS (the "MANAGEMENT CONTRACT"). Attached hereto as EXHIBIT B-1 is substantially the form of Amended and Restated Management Contract to be entered into between the Company and HWCS on the Closing Date, if HWCS remains an Affiliate of Seller on the Closing Date, and attached hereto as EXHIBIT B-2 is substantially the form of Amended and Restated Management Contract to be entered into between the Company and HWCS upon consummation (if ever) of the sale of capital stock of HWCS to D. Gene Roberts (as contemplated below) (the form of such contract, whether Exhibit B-1 or Exhibit B-2 is ultimately executed, is hereinafter referred to as the "AMENDED AND RESTATED MANAGEMENT CONTRACT"). As of the date hereof, HWCS or an Affiliate of HWCS, and as of the Closing of the sale of capital stock of HWCS to D. Gene Roberts, HWCS (i) owns or has, or will own or have valid and enforceable leases or licenses relating to all of the assets and Property necessary for it to perform the services required of it under the Amended and Restated Management Contract, including, without limitation, any and all computer software or hardware necessary to render such services (a description of such computer software and hardware is set forth on Section 4.28(a) of the Disclosure Schedule), (ii) has or will have employees with the expertise and experience necessary to perform the services required under the Amended and Restated Management Contract, and
(iii) possesses or will possess all Permits necessary to perform the services required of it under the Amended and Restated Management Contract. The Company is not, and to the Knowledge of Seller, HWCS is not, in or claimed to be in material breach or default under the Management Contract and there are no unresolved disputes under the Management Contract. On or after the Closing Date, all of the capital stock of HWCS may be sold to D. Gene Roberts, the current Executive Director of HWCS, or to another Person reasonably acceptable to the Purchaser (the "HWCS DIVESTITURE"), provided, that in such HWCS Divestiture, HWCS shall immediately thereafter: (i) own or have valid and enforceable leases or licenses relating to all of the assets and Property necessary for it to perform the services required of it under the Amended and Restated Management Contract, including, without limitation, any and all computer software or hardware set forth on Section 4.28(a) of the Disclosure Schedule, (ii) have a net worth of not less than $5,000,000, (iii) have employees of HWCS with the expertise and experience necessary to perform the services required of HWCS under the Amended and Restated Management Contract, and (iv) possess all Permits necessary to perform the services required of it under the Amended and Restated Management Contract. Seller will not transfer the capital stock of HWCS until all of the conditions set forth above are fulfilled in all material respects.

                   (b) HWCS is in compliance in all material respects with (a) the terms of its certificate or articles of incorporation, its by-laws and any other charter or organization documents, (b) all laws, statutes, ordinances, rules, regulations or other legal requirements, whether federal, state, local or foreign, applicable to HWCS or by which any of its Properties may be bound, (c) except as set forth in Section 4.28(b) of the Disclosure Schedule, all applicable licenses, authorizations, orders, writs, judgments, injunctions, awards, and decrees of any court, the Florida Insurance Department or any other Governmental Authority, or any arbitrators, and (d) its Permits, except, in the case of clauses (b) and (d), where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 4.29. YEAR 2000.

                  (a) The description of Year 2000 issues contained in Humana's most recent Form 10-Q, as filed with the Securities and Exchange Commission, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading as and to the extent relating to the Company, HWCS and their respective information technology assets.

                  (b) Based on its review and study of Year 2000 issues as reflected in Humana's Form 10-Q referred to in clause (a) above, Seller reasonably believes that neither Year

2000 problems nor commercially reasonable and foreseeable remediation costs have had, or will have, a Material Adverse Effect with respect to the Company.

                  SECTION 4.30. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company.

                  SECTION 4.31. DISCLOSURE. No representation or warranty or other statement made by Seller in this Article IV or otherwise in this Agreement or in the Disclosure Schedule contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser hereby represents and warrants to Seller as follows:

                  SECTION 5.01. INCORPORATION AND AUTHORITY. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has all necessary corporate power and authority to own, lease and operate its Properties, to conduct its business as now being conducted, to enter into this Agreement and each other agreement and instrument required to be executed and delivered by it pursuant hereto, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each other agreement and instrument required to be executed and delivered by Purchaser pursuant hereto, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of Purchaser are necessary to authorize the foregoing. This Agreement has been, and at the Closing the other agreements and instruments required pursuant hereto and to which Purchaser is a party will have been, duly and validly executed and delivered by Purchaser, and assuming due authorization, execution and delivery by Seller and Humana of this Agreement and such other documents, this Agreement and such other documents at the Closing will constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  SECTION 5.02. NO CONFLICT. Assuming all consents, approvals, authorizations, orders and other actions described in Section 5.03 have been obtained and/or taken, all filings and other notifications described in Section 5.03 have been made, and except as may result from any facts or circumstances relating solely to Seller or Humana, the execution, delivery and performance of this Agreement by Purchaser, the purchase of the Shares by Purchaser pursuant to this Agreement, and the consummation by Purchaser of the transactions contemplated hereby do not and will not (a) violate or conflict with the certificate of incorporation or by-laws (or other similar applicable documents) of Purchaser,
(b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Purchaser, or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would constitute a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the Properties of Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Purchaser is a party or by which any of such Properties is bound or affected, which conflict, violation, breach or default in the case of clauses (a), (b) and (c) would have, or is reasonably likely to have, a Material Adverse Effect on the ability of Purchaser to fulfill its obligations to Seller pursuant to this Agreement, including consummation of the transactions contemplated by this Agreement.

                  SECTION 5.03. CONSENTS AND APPROVALS. The execution, delivery and performance of this Agreement and each other agreement and instrument required to be executed by Purchaser, the purchase of the Shares by Purchaser pursuant to this Agreement, and the consummation by Purchaser of the transactions contemplated hereby, do not, and will not, require any consent, approval, authorization, order or other action by, or filing with or notification to, any Governmental Authority, except (a) the notification requirements of the HSR Act and (b) the approval of the Florida Insurance Department and the New York Insurance Department.

                  SECTION 5.04. ABSENCE OF LITIGATION. No claim, action, proceeding or investigation is pending against Purchaser or any of its Affiliates which seeks to materially delay or prevent the consummation of the transactions contemplated hereby or which would be reasonably likely to adversely affect or restrict Purchaser's ability to consummate the transactions contemplated hereby.

                  SECTION 5.05. INVESTMENT PURPOSE. Purchaser is acquiring the Shares solely for its own account and not with a view to, or for offer or sale in connection with, any distribution thereof in any transaction which would be in violation of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  SECTION 5.06. BROKERS. Except for John P. Woods, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser. Purchaser is solely responsible for the fees and expenses of John P. Woods.

                  SECTION 5.07. DISCLOSURE. No representation or warranty or other statement made by Purchaser in this Article V or otherwise in this Agreement or in the Disclosure Schedule contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

                  SECTION 6.01. CONDUCT OF BUSINESS PRIOR TO THE CLOSING.

                  (a) Seller covenants and agrees that, between the date hereof and the Closing Date, it shall cause the Company to (a) conduct its Business in the ordinary course and consistent with its prior practice, except as described in Section 6.01(a) of the Disclosure Schedule or except as otherwise specifically provided in this Agreement, and (b) comply with any and all orders set forth in Section 4.11 of the Disclosure Schedule.

                   (b) Except as otherwise specifically provided in this Agreement, Seller covenants and agrees that, prior to the Closing and without making any commitment on Purchaser's behalf, it will cause the Company (i) to use all commercially reasonable efforts to preserve substantially intact its business organization, goodwill, Permits and insurance licenses, (ii) to comply in all material respects with all laws, statutes, ordinances, rules and regulations applicable to the Company, (iii) to take all commercially reasonable steps to preserve the current relationships of the Company with its reinsurance intermediaries, ceding companies, reinsurers, agents, suppliers, service providers and other persons with which the Company has significant business relationships, and (iv) to perform in all material respects its obligations under all Insurance Policies, Reinsurance Agreements, Contracts and commitments to which it is a party or by or to which it is bound or subject.

                  (c) Seller covenants and agrees that prior to the Closing Date, it will cause the Company to maintain its books and records in the usual, regular and ordinary manner consistent with past practices; to use commercially reasonable efforts to continue in full force and effect the Insurance Policies listed in Section 4.18 of the Disclosure Schedule or comparable substitute policies and will promptly notify Purchaser of any cancellation or non-renewal of such insurance; and to use commercially reasonable efforts to maintain all of its Properties in good repair, working order and operating condition (subject only to ordinary wear and tear).

                  (d) Seller covenants and agrees that it will not allow the Company to amend, commute, terminate or waive any of its rights under any Insurance Policies or Reinsurance Agreement pursuant to which the Company has ceded or transferred any portion of its obligations or liabilities.

                  (e) Seller covenants and agrees to cause the Company to commence preparation of and, consistent with past practice and on a timely basis, if required prior to the Closing Date, file with or submit to the Florida Insurance Department and any other insurance department or other Governmental Authority with which the Company is required to make such filings or submissions, and, if filed prior to the Closing Date, deliver to Purchaser true and complete copies of, an Annual Statutory Statement for the year ending December 31, 1999, together with all related notes, exhibits and schedules thereto and a Quarterly Statutory Statement for each quarter of 2000 ending prior to the Closing Date, together with all related notes, exhibits and schedules thereto. All such Annual Statutory Statements and Quarterly Statutory Statements filed with or submitted to the Florida Insurance Department and any other insurance department, or regulatory authority (i) shall be prepared from the books of account and other financial records of the Company, (ii) shall be filed with or submitted to the Florida Insurance Department, and such other insurance departments and regulatory authorities, on forms prescribed or permitted thereby, (iii) shall be prepared in accordance with SAP applied on a basis consistent with the past practices of the Company, and shall comply on their respective dates of filing or submission with the Florida Insurance Code and the laws of such other jurisdictions, (iv) shall present fairly in all material respects the statutory assets, liabilities, capital and surplus, results of operations and cash flows of the Company as of the dates thereof or for the periods covered thereby (subject, in the case of quarterly statements, to normal estimation of accruals and reserves and normal year-end audit adjustments and to exclusion of footnotes and other presentation items used in the preparation of the Annual Statement), and (v) shall not use any accounting practices that are permitted rather than prescribed by the Florida Insurance Department.

                  (f) Seller covenants and agrees that, prior to the Closing, it will not permit the Company to amend its articles of incorporation or by-laws or to merge or consolidate or sell all or substantially all of its assets (other than in the ordinary course of trading its investment portfolio consistent with its investment guidelines and past practice), or obligate itself to do so, with or into or to any other entity, without the prior written consent of Purchaser.

                  (g) Seller and Buyer agree that, prior to the Closing, the Company may consummate the transfers of the assets and liabilities of Hallmark Re Ltd. pursuant to the terms set forth in that certain Assignment and Novation Agreement entered into as of June 30, 1999, a copy of which has been previously provided to the Purchaser, and as approved by the Florida Department of Insurance pursuant to the Consent Order dated December 23, 1999.

                  (h) Except as otherwise specifically permitted by this Agreement, Seller covenants and agrees that, without the prior written consent of Purchaser, which shall not be unreasonably withheld or delayed, it will not permit the Company, prior to the Closing, to:

                  (i) change in any material respect its accounting methods, principles or practices, or change in any material respect its reinsurance, establishment of reserves, investment or claims adjustment policies or practices, except as required by SAP as applied by the Florida Insurance Department;

                  (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of the Shares or any other securities or redeem, repurchase or otherwise acquire any equity securities;

                  (iii) revalue any of its Properties, including, without limitation, writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

                  (iv) establish any bonus, insurance, severance, termination, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plans, or otherwise increase the compensation payable or to become payable to any directors, officers or employees of the Company (other than plans established by, or compensation increases payable by, an Affiliate of the Company for which the Company has no liability);

                  (v) adopt or enter into any collective bargaining agreement or adopt any "employee benefit plan" within the meaning of Section 3(3) of ERISA;

                  (vi) create, incur, assume, maintain or permit to exist any Encumbrances on any Property of the Company other than Permitted Encumbrances;

                  (vii) create, incur or assume any indebtedness for borrowed money, including obligations in respect of capital leases, or guarantee any indebtedness for borrowed money or any other obligation of any other Person;

                  (viii) pay or discharge any material claim, liability or Encumbrance (whether absolute, accrued, contingent or otherwise), or waive any right, other than in the ordinary course of business consistent with past practice or pursuant to binding contractual obligations of the Company in existence on the date hereof;

                  (ix) hire any employees, or engage any agents or consultants, except where the engaging of such agents or consultants is required to continue operations of the Company in the ordinary course consistent with past practices;

                  (x) authorize or make any capital expenditure in excess of an aggregate of $50,000;

                  (xi) issue or agree to issue any shares of its capital stock or securities exchangeable for or convertible into such capital stock;

                  (xii) become a party to any agreement which, if it existed on the date hereof, would be required to be listed in the Disclosure Schedule, or, other than in the ordinary course of business and consistent with past practice, amend or terminate any existing Reinsurance Agreement or Insurance Policy or, other than in the ordinary course of business and consistent with past practice, amend or terminate any other Contract;

                  (xiii) dispose of or acquire any assets other than in the ordinary course of business and consistent with past practice in excess of $100,000;

                  (xiv) make any investments in non-investment grade securities;

                  (xv) abandon, modify, waive, terminate or otherwise change any of the insurance licenses described in Section 4.01 of the Disclosure Schedule or Permits of the Company, except as may be required by law or by any applicable insurance or other regulatory authority;

                  (xvi) enter into any commutation of any Insurance Policy and Reinsurance Agreement, except for commutation of the Citrus Insurance Fund in an amount not to exceed $6,800,000;

                  (xvii) make any loan, advance or capital contribution to or investment by the Company in any Person, except in the ordinary course of business and consistent with past practice;

                  (xviii) enter into any transaction or commitment or any Contract between the Company on the one hand, and Seller or any of its Affiliates on the other hand, except for the Amended and Restated Management Contract and for those Contacts required for operation of the Company in the ordinary course which will be settled in full prior to Closing in the manner set forth in Section 6.11 of this Agreement;

                  (xix) consider or adopt a plan of complete or partial liquidation, dissolution, rehabilitation, restructuring, recapitalization, re-domestication or other reorganization;

                   (xx) enter into any joint venture, partnership, managing general agency or similar arrangement with any Person, other than the Amended and Restated Management Contract;

                  (xxi) settle or compromise any claims against the Company (other than the payment of claims on Insurance Policies or under Reinsurance Agreements, in each case in the ordinary course of business consistent with past practice) involving payments by the Company or having a value, in the aggregate, of $100,000;

                  (xxii) take any action or course of action inconsistent with its compliance with the covenants and agreements contained in this Agreement;

                  (xxiii) take or agree to commit to take any action that would make any representation or warranty of Seller contained herein inaccurate in any material respect at the Closing or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at such time; or

                  (xxiv) transfer to or from Seller or its Affiliates any Property relating to the Business except as specifically authorized by this Agreement.

                  SECTION 6.02. ACCESS TO INFORMATION. From the date hereof until the Closing, upon reasonable notice, Seller shall and shall cause its and the Company's officers, directors, employees, auditors and agents to, (i) afford the officers, employees and authorized agents and representatives of Purchaser reasonable access, during normal business hours and upon reasonable advance notice, to the offices, properties, books and records of the Company and to Seller's, its Affiliates and the Company's respective officers, employees, agents, accountants and actuaries in order to make such investigation of the Company and its Business, Properties and operations as it deems necessary, and
(ii) furnish to the officers, employees and authorized agents and representatives of Purchaser such additional financial and operating data and other information regarding the assets, Properties, goodwill and Business of the Company as are available to Seller, its Affiliates or the Company, or as may be prepared or compiled by Seller, its Affiliates or the Company without undue burden or expense as Purchaser may from time to time reasonably request. Purchaser agrees that said investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Company, Seller or its Affiliates. No investigation or access to information pursuant to this Section
6.02 shall affect any representation or warranty made by Seller to Purchaser hereunder or otherwise affect the rights and remedies available to Purchaser hereunder.

                  SECTION 6.03. BOOKS AND RECORDS.

                  (a) Purchaser agrees that it shall preserve and keep all material books and records of the Company for the period up to and including the Closing Date in the possession of Purchaser or the Company for a period of at least seven years following the Closing Date. After such seven-year period, before Purchaser or the Company shall dispose of any of such books and records, at least 90 calendar days' prior written notice to such effect shall be given by Purchaser to Seller, and Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as Seller may select. During such seven-year period, duly authorized representatives of Seller shall, upon reasonable notice, have access thereto during normal business hours to examine, inspect and copy such books and records, with any out-of-pocket costs being borne by Seller, upon providing to Purchaser in reasonable detail the basis upon which such requested books and records are relevant to the inquiry, and such access shall be limited to such relevant books and records.

                  (b) If, in order properly to prepare documents required to be filed with Governmental Authorities or their financial statements, it is necessary that any party hereto or any successors be furnished with additional information relating to the Company or the Business, and such information is in the possession of the other party hereto, such party agrees to use all reasonable efforts to furnish such information to such other party, at the cost and expense of the party being furnished such information upon the furnishing by the requesting party the reason such information is necessary, and excluding from Purchaser's and from Seller's obligations any information which is subject to a confidentiality agreement with any third Person and which cannot be given after reasonable efforts (including the giving of such commitments as to confidentiality the requesting party may need to give) have been used by the party which is subject to the confidentiality agreement to secure the consent of such third Person to the use or disclosure of such information.

                  SECTION 6.04. REGULATORY AND OTHER AUTHORIZATIONS; CONSENTS.

                  (a) Each party hereto will use all reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and, as to Purchaser, it shall use its reasonable best efforts to obtain such consents and approvals from the Florida Insurance Department and the New York Insurance Department as may be necessary for it to reinsure all or a portion of the Company's Business with one or more Affiliates of Purchaser (including, without limitation, any required approvals of the Florida Insurance Department and New York Insurance Department), and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as soon as reasonably practicable after the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. Purchaser agrees to make its initial filing pursuant to Florida Insurance Code Section 628.461 (the "FORM A FILING") and pursuant to New York Insurance Law Section 1603 (the "NY FILING") within fifteen (15) Business Days of the date hereof, and to promptly commence all necessary actions to obtain an order from the Florida Insurance Department
(y) approving the Amended and Restated Management Agreement and (z) discharging or modifying the Consent Orders of the Florida Insurance Department dated September 8, 1997 and December 23, 1999 (collectively, the "CONSENT ORDERS") to permit the transactions contemplated herein, to fully and unconditionally release and discharge the Company, Seller, Humana and any of their Affiliates from all obligations and liabilities under such Consent Order and any other orders in respect of the Company. Purchaser further agrees to supply promptly any additional information and documentary material that may be requested by the Florida or New York Insurance Departments in connection with such filing and proceedings. Purchaser agrees to provide draft of the Form A Filing and NY Filings to Seller for its review and to consult with Seller relating to any issues arising as a result of Seller's review, prior to the submission by Purchaser of the Form A Filing to the Florida Insurance Department and the NY Filing to the New York Insurance Department; provided that such consultation does not delay the timely filing of either the Form A Filing, the NY Filing or any amendments or supplements thereto and it being agreed that the final determination as to the content of such filings or any amendments or supplements thereto shall remain with Purchaser. Purchaser agrees to provide Seller with copies of the Form A Filing and the NY Filing and each amendment or supplement thereto in final form upon the submission thereof to the Florida Insurance Department and New York Insurance Department, respectively. Seller and Purchaser each agree to promptly make all other appropriate filings with the Florida Insurance Department or the New York Insurance Department and such other filings as may be required under the insurance laws of any other state or jurisdiction in which the Company does business. The parties hereto will not knowingly take any action that will have the effect of materially delaying, impairing or impeding the receipt of any required approvals.

                  (b) Purchaser and Seller will use all their respective reasonable efforts to assist one another in obtaining any consents referred to in Sections 9.01(d) and 9.02(d) and any consents referred to in Sections 9.01(e) and 9.02(e), including, without limitation, providing to such parties such financial statements and other financial information with respect to Purchaser as such parties may reasonably request, if and to the extent such information may reasonably be required; PROVIDED, HOWEVER, that neither Purchaser nor Seller shall be obligated with respect to such assistance (i) to expend any funds except the payment of the fees and expenses of any applicable attorneys, consultants or other advisors retained by it and applicable filing fees and other costs required by Governmental Authorities, or (ii) to take any actions with respect to their respective businesses or the Business of the Company which, in its reasonable judgement, is materially adverse.

                  SECTION 6.05. NO SOLICITATION OF EMPLOYEES. For a period of
18 months following the Closing and other than through ordinary help-wanted advertising, (a) Seller and its Affiliates shall not, directly or indirectly, actively solicit or induce any employee of HWCS to leave such employment and become an employee of Seller or its Affiliates and (b) Purchaser and the Company shall not, directly or indirectly, actively solicit or induce any employee of Seller or any Affiliate of Seller (other than HWCS) to leave such employment and become an employee of the Purchaser or any of its Affiliates; PROVIDED, HOWEVER, that nothing in this Section 6.05 shall prohibit Seller or any of its Affiliates or the Purchaser or any of its Affiliates from employing any person who contacts them on his or her own initiative and without any direct or indirect solicitation by Seller or any of its Affiliates or Purchaser or any of its Affiliates, as the case may be.

                  SECTION 6.06. NO SOLICITATION OF OFFERS, ETC. Neither of Seller nor Humana shall, nor shall it permit any of their respective subsidiaries to, nor shall they authorize or permit any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by them or any of their subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes or is likely to lead to any Acquisition Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal. Without limiting the foregoing it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of any of Humana, Seller, the Company or any of their respective Affiliates, or any investment banker, financial advisor, attorney, accountant or other representative of Humana, Seller, the Company or any of their respective Affiliates, whether or not acting on behalf of Humana, Seller, the Company or any of their respective Affiliates, shall be deemed a breach of this Section 6.06 by Seller. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company, or 15% or more of any class of equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

                  SECTION 6.07. FEES AND EXPENSES. Except as otherwise provided in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. All expenses incurred by the Company in connection with this Agreement for services rendered or costs incurred prior to the Closing, including, without limitation, expenses and fees of counsel, investment bankers and other advisors engaged by Company, Humana or Seller prior to the Closing, shall be borne solely by Seller.

                  SECTION 6.08. INVESTMENT PORTFOLIO. Prior to the Closing Date, Seller shall update the Investment Portfolio as of the end of each month and shall deliver the updated Investment Portfolio to Purchaser within ten (10) Business Days of the end of such month.

                  SECTION 6.09. NOTICE OF CERTAIN MATTERS.

                  (a) Seller covenants and agrees to give prompt notice in writing to Purchaser of: (i) any information that indicates that any representation or warranty of Seller contained herein was not true and correct as of the date hereof or will not be true and correct in any material respect as of the Closing Date, (ii) the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to satisfy a condition specified in Article IX hereof, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (iv) any change in the officers or directors of the Company, (v) any notices or communication received from the Florida Insurance Department or the New York Insurance Department, and (vi) any fact, condition or change that, individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect, with respect to Seller or the Company.

                  (b) Seller covenants and agrees to (i) promptly advise Purchaser of any fact, condition or change that, individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect on the Company and (ii) notify Purchaser of any emergency or any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or adjudicatory proceedings involving any Property of the Company, and will keep Purchaser fully informed of such events and permit Purchaser's representatives reasonable access to all materials prepared in connection therewith in accordance with the terms set forth in Section 6.02.

                  (c) Purchaser covenants and agrees to give prompt notice in writing to Seller of: (i) any information that indicates that any representation or warranty of Purchaser contained herein was not true and correct in any material respect as of the date hereof or will not be true and correct in any material respect as of the Closing Date, (ii) the occurrence of any event which may make the satisfaction of the conditions in Section 9.01 impossible or unlikely; (iii) any notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (iv) any notices or communications received from the Florida Insurance Department or the New York Insurance Department; and (iv) any fact, condition or change that, individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect with respect to Purchaser.

                  (d) The giving of any such notice under this Section 6.09 or the providing of the financial statements contemplated by Section 6.10 shall in no way change or modify Seller's or Purchaser's representations and warranties or the conditions to any party's obligations contained herein or otherwise affect the remedies available to Purchaser or Seller hereunder.

                  SECTION 6.10. INTERIM FINANCIAL STATEMENTS. Seller shall, as soon as available, but no later than forty-five (45) days after the end of the relevant month or quarter, as the case may be, deliver promptly to Purchaser any and all final quarterly financial statements for the Company, audited or unaudited, prepared for the management of the Company after the date of this Agreement and prior to the Closing Date. In addition, Sellers will deliver to Purchaser copies of the audited 1999 Annual Statutory Statement as soon as they have been delivered by the Company's Auditors.

                  SECTION 6.11. AFFILIATE AGREEMENTS; INTERCOMPANY ACCOUNTS.

                  (a) Except as set forth in Schedule 6.11(a) hereto, Seller shall cause all intercompany accounts receivable or payable (whether or not currently due or payable) between (a) the Company, on the one hand, and (b) Seller or any of its Affiliates (other than the Company), or any of the officers or directors of Seller and any of its Affiliates, on the other hand, to be settled in full (without any premium or penalty) at or prior to the Closing. Within fifteen (15) Business Days prior to the Closing, Seller shall prepare and deliver to Purchaser a preliminary statement setting out in reasonable detail the calculation of all such intercompany account balances as of the Closing based upon the latest available financial information as of such date. Seller shall provide Purchaser with supporting documentation verifying the underlying intercompany charges and transactions. If Purchaser disagrees with the calculation of such intercompany balances, Purchaser may, within ten (10) Business Days prior to the Closing Date, deliver a notice to Seller disagreeing with such calculation and setting forth Purchaser's calculation of such amount. If Purchaser and Seller are unable to resolve such disagreement within five (5) Business Days thereafter, such disagreement shall be resolved by independent accountants of nationally recognized standing reasonably satisfactory to Purchaser and Seller, whose determination shall be final and conclusive; provided that such dispute shall not delay the Closing unless the amount in controversy would have a Material Adverse Effect on the Company or Seller if not resolved on or before the Closing Date (which when determining whether the matter will have a Material Adverse Effect, there shall be taken into consideration the fact that such dispute will be of temporary duration until finally resolved by the selected accounting firm).

                  (b) All Affiliate Agreements shall be terminated and discharged without any further liability or obligation thereunder effective at the Closing, upon terms and pursuant to instruments reasonably satisfactory to Purchaser and Seller, unless otherwise noted on Section 6.11(b) of the Disclosure Schedule.

                  SECTION 6.12. COMPANY OBLIGATIONS. Seller agrees that in each instance in this Agreement where the Company is obligated to act or refrain from acting under this Agreement during the period prior to the Closing, Seller shall cause the Company to fulfill such obligations.

                  SECTION 6.13. FURTHER ACTION. Each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

                  SECTION 6.14. COMPLIANCE WITH CONDITIONS. Each party hereto agrees to cooperate fully with each other party, and shall use its reasonable best efforts to cause the conditions precedent for which such party is responsible to be fulfilled. Each party further agrees to use its reasonable best efforts, and act in good faith, to consummate this Agreement and the transactions contemplated hereby as promptly as possible.

                                   ARTICLE VII

                                EMPLOYEE MATTERS

                  SECTION 7.01. PURCHASER. Either as a result of the transactions contemplated herein or otherwise, Purchaser shall neither adopt, become a sponsoring employer of, and Purchaser shall have no obligations, responsibility or liabilities under, any employee benefit plans, programs, arrangements, maintained, sponsored or contributed to (whether currently or in the past) by the Company, Seller or Humana. Either as a result of the transactions contemplated herein or otherwise, Purchaser shall not employ or engage in any manner, and Purchaser shall have no obligations, responsibility or liabilities to or with respect to, any individual who is or was an employee or service provider of or to the Company, Seller or Humana (including but not limited to any individual who currently provides or previously provided services to the Company pursuant to an arrangement with any management company or similar entity).

                                  ARTICLE VIII

                                   TAX MATTERS

                  SECTION 8.01. INDEMNITY.

                  (a) Seller agrees to indemnify and hold harmless the Purchaser and the Company against (i) all Taxes of the Company with respect to any period or portion thereof that ends on or before the Closing Date, (ii) all Taxes with respect to any period or portion thereof that begins on or before the Closing Date which relate to a Tax Return which is filed on a combined, consolidated, unitary or similar group basis where the Company is or was a member, (iii) all Taxes imposed on the Seller or any subsidiary or Affiliate of the Seller (other than the Company), (iv) amounts in respect of Taxes for Pre-Closing Periods for which the Company may be liable for the Taxes of a Person other than the Company under Section 1.1502-6 of the Treasury Regulations or any comparable provision of State, local or foreign law; or as a transferee or successor, by operation of law or by contract, pursuant to Section 381 of the Internal Revenue Code; or pursuant to a Tax allocation or sharing agreement, (v) all Taxes imposed as a result of the Company or any Subsidiary ceasing to be a member of a combined, consolidated, unitary or similar group and all Taxes imposed as a result of any transfer of any Subsidiary on or before the Closing Date, (vi) any Tax arising directly or indirectly from any breach of any representation or warranty of Seller or Humana contained in Section 4.24 of this Agreement as if such representation or warranty were made on and as of the Closing Date (other than any representation or warranty which is not stated to be "as of the date hereof" and which is specific as to the date when made), without giving effect to any supplement to the Disclosure Schedule or from any breach of a representation or a covenant set out in this Article VIII of this Agreement, (vii) all Taxes (including interest and penalties) imposed on the Company relating to its acquisition of assets from the Florida Agri-Business and Industries Self Insurers Fund ("FA&I"), the Florida Business Mutual Insurance Company ("FBM"), the Florida Builders & Employers Mutual Insurance Company ("FB&E") and Florida Automobile Dealers Self Insurers Fund ("FADF") and any similar entity to which the Company is the successor of such entity's liabilities and assets, and (viii) reasonable liabilities or costs (including legal expenses) resulting from the foregoing (except as otherwise provided in Section 8.04(b)). Purchaser shall be responsible for, and hereby agrees to indemnify and hold harmless Seller and its Affiliates against, Taxes in respect of the Company for which the Purchaser is not eligible for indemnification pursuant to the first sentence hereof. Nothing in this Section
8.01 shall be interpreted as requiring the Purchaser to make payments of any Taxes to any taxing authority before the Closing Date.

                  (b) In the case of Taxes that are payable with respect to a taxable period (a "Straddle Period") that begins before the Closing Date and ends after the Closing Date (excluding any such Taxes that are taken into account in allocating liabilities under Section 8.07), the portion of any such Tax that is allocable to the relevant portion of the period shall be: (i) in the case of Taxes that are either (x) based upon or related to income or receipts or
(y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 8.07), deemed equal to the amount which would be payable if the taxable period began or ended on the Closing Date, and (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of such period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

                  SECTION 8.02. RETURNS AND PAYMENTS.

                  (a) Seller shall cause the Company to prepare and timely file or otherwise furnish to the appropriate party (or cause to be prepared and filed or so furnished) in a timely manner all Tax Returns with respect to the Company that are due (taking into account all available extensions) on or before the Closing Date and all Tax Returns with respect to the Company which are required to be filed on a combined, consolidated, unitary or similar group basis for any tax period of the Company that ends on or before the Closing Date, which returns shall be prepared in a manner consistent with past practice employed by the Company. Purchaser shall prepare and timely file (or cause the Company to prepare and timely file) all Tax Returns in respect of the Company that are not required to be, or caused to be, prepared and filed by Seller hereunder. Tax Returns prepared by Purchaser for any Straddle Period or for any taxable period that ends on or prior to the Closing Date shall be prepared in a manner consistent with past practices employed by Seller (except to the extent counsel for Purchaser determines there is no reasonable basis in law therefor). With respect to any Tax Return required to be prepared by Purchaser hereunder and as to which an amount of Tax is allocable to Seller under Section 8.01(b), Purchaser shall provide Seller and its authorized representatives with a copy of such completed Tax Return (with which Purchaser will make available supporting schedules and information), and a statement and supporting schedules certifying the amount of Tax shown on such Tax Return that is allocable to Seller pursuant to Section 8.01(b), at least 20 days prior to the due date (including any extension thereof) for the filing of such Tax Return, and Seller and its authorized representatives shall have the right to review such Tax Return and statement prior to the filing of such Tax Return. Seller and Purchaser agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement by Seller or its authorized representatives; provided that such consultation does not delay the timely filing of the Tax Return. In the event of a dispute, the party that is responsible hereunder for the greater amount of Taxes, taking into account on a net present value basis all open taxable periods affected by the issue (including future periods in the case of recurring issues), shall have the right to make the final determination as to any such disputed issue.

                  (b) Seller shall pay or cause to be paid to the appropriate Tax authority when due and payable all Taxes that are required to be reported on Tax Returns which are required to be filed by Seller pursuant to subsection (a) but subject to the right of Seller to be paid amounts in respect of Taxes and to be indemnified by the Purchaser pursuant to Section 8.01(a). From and after the Closing Date, the Purchaser shall pay or cause to be paid to the appropriate tax authority when due and payable all Taxes which accrue with respect to the Company for any other taxable period (subject to its right of indemnification from Seller for the Pre-Closing Date portion of any Tax period that includes the Closing Date pursuant to Sections 8.01(a) and (b)).

                  SECTION 8.03. REFUNDS.

                  Any refunds received by Purchaser or the Company (or any successor to any of the foregoing) with respect to Taxes of the type for which Seller is responsible under this Agreement or otherwise (specifically including, without limiting the kind or scope, refunds, if any, from the current audits of FA&I, the Company and Humana) shall be for the account of Seller, and Purchaser shall pay over or cause to be paid over to Seller any such refund or the amount of any such benefit within ten (10) Business Days of the receipt thereof (in the case of such a refund) or entitlement thereto (in the case of such an entitlement). Purchaser shall, if Seller reasonably so requests, cause the relevant entity to file (including filing in Company, White Mountains, FA&I, FBM, FB&E & FADF or Purchaser or their affiliate's names, as appropriate) for any refunds, or equivalent amounts to which Seller is entitled under this
Section 8.03. Purchaser shall permit Seller to control the prosecution of any such refund claim, and shall cause the relevant entity to authorize by appropriate power of attorney such persons as Seller shall designate to represent such entity with respect to such refund claim and Seller shall reimburse Purchaser for all its reasonable out-of-pocket expenses in connection therewith, provided that after good faith efforts to resolve any disputes, to the extent there is any disputed issue with respect to the prosecution of any such refund claim, control of that issue shall be determined as if the refund claim were a Tax Return for the purposes of the last sentence of Section 8.02(a). Seller shall pay over to Purchaser any refunds of Taxes for which Purchaser is responsible under Section 8.02(a) that may be received by Seller or any of its Affiliates (other than the Company). Notwithstanding anything herein to the contrary, to the extent any refund is attributable to the carryback of losses or credits arising in a taxable period beginning after the Closing Date (the claim for which refund shall be prepared and pursued at Purchaser's expense), such refund shall be for the account of and belong to Purchaser.

                  SECTION 8.04. TAX CONTESTS.

                  (a) After the Closing, Purchaser shall reasonably promptly after becoming aware notify Seller in writing of the commencement of any Tax audit or administrative or judicial proceeding and shall also separately notify Seller in writing of any demand or claim on Purchaser or the Company which, if determined adversely to the taxpayer or after the lapse of time would be grounds for indemnification by Seller under this Article VIII. Such notice shall contain factual information (to the extent known to Purchaser or the Company) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If Purchaser fails to give Seller reasonably prompt notice of an asserted Tax liability as required by this Section 8.04, then (i) if Seller is precluded by the failure to give reasonably prompt notice from contesting the asserted Tax liability in both the administrative and judicial forums, then Seller shall not have any obligation to indemnify for any loss or damage arising out of such asserted Tax liability, and (ii) if Seller is not so precluded from contesting but such failure to give reasonably prompt notice results in an actual detriment to Seller, then any amount which Seller is otherwise required to pay Purchaser pursuant to this Article VIII with respect to such liability shall be reduced by the amount of such detriment.

                  (b) Seller, promptly after receiving notice, may elect to direct, through counsel of its own choosing and at its own expense, any audit, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought against Seller under this Article VIII (any such audit, claim for refund or proceeding relating to an asserted Tax liability are referred to herein collectively as a "CONTEST"). If Seller elects to direct the Contest of an asserted Tax liability, Purchaser shall cooperate in all reasonable respects and shall cause the Company or its successor to cooperate in all reasonable respects, at Seller's expense, in each phase of such Contest. If Seller does not either reasonably promptly give notice to direct the Contest or commence the direction of the Contest or if it contests its obligation to indemnify under Section 8.01, Purchaser or the Company may pay, compromise or contest, at its own expense, such asserted liability without waiving any of its rights to indemnification hereunder. However, in such case, neither Purchaser nor the Company may settle or compromise any asserted liability over the objection of Seller; provided, however, that Seller's consent to settlement or compromise shall not be unreasonably withheld or delayed. In any event, each of the Purchaser (or the Company) and Seller may participate, at its own expense, in the Contest. If Seller chooses to direct the Contest, Purchaser shall promptly empower and shall cause the Company or its successor promptly to empower (by power of attorney and such other documentation as may be appropriate) such representatives of Seller as Seller may designate to represent Purchaser or the Company or its successor in the Contest insofar as the Contest involves an asserted Tax liability for which Seller would be liable under this Article VIII, provided that Seller shall not, without Purchaser's consent, which shall not be unreasonably withheld or delayed, (x) agree to any settlement with respect to any Tax if such settlement would likely materially adversely affect the future Tax liability of Purchaser or the Company for any periods ending after the Closing Date other than through the use of losses or credits arising in periods or portions thereof ending on or prior to the Closing Date or (y) agree to any settlement of such claim or cease to defend against such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against Purchaser or the Company. If, with respect to any proposed settlement referred to in clause (x) of the previous sentence, Seller proposes in good faith to settle a claim, suit, action or proceeding with respect to any Tax, which settlement offer is accepted by the relevant taxing authority, Purchaser may elect to continue to contest such claim, suit, action or proceeding; provided that notwithstanding how such matter is ultimately settled or decided, the liability of Seller (including tax, penalty, interest and legal fees and other expenses) with respect to such claim, suit, action or proceeding shall be no greater than the amount which would have been payable if Purchaser had consented to the settlement proposed by Seller.

                  (c) Purchaser shall have the sole obligation and right to direct, at its own expense, a Contest regarding any Tax Return relating to the Company for any taxable period commencing after the Closing Date; provided, however, that Purchaser shall advise and consult with Seller regarding the status of any such Contest that involves the Company and provided further that, without the prior written consent of Seller (which shall not be unreasonably withheld or delayed), and except as provided in Section 8.04(b), Purchaser shall not (i) make any election, change any annual accounting period or adopt or change any accounting method if any such election, adoption or change would have the effect of increasing the tax liability of Seller in any tax period or portion thereof ending on or before the Closing Date, or (ii) file any amended return, enter into any closing agreement, settle any tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to the Company or take any action, if any such amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the tax liability of Seller in any tax period or portion thereof ending on or before the Closing Date, except to the extent Seller is to be fully paid or reimbursed for, or indemnified by Purchaser against, any such increase under Sections 8.05 or 11.02 of this Agreement, or otherwise.

                  (d) Regardless of whether a Contest is commenced, if Seller becomes aware of the commencement of any Tax audit or administrative or judicial proceeding which could result in any liability for which Seller has agreed to indemnify Purchaser or the Company pursuant to the provisions of Section 8.01(a), Seller shall reasonably promptly so inform Purchaser in writing (if it has not previously done so).

                  SECTION 8.05. CERTAIN AUDIT ADJUSTMENTS.

                  (a) If an audit adjustment, claim for refund or amended return ("Adjustment"), after the date hereof shall both increase a Tax liability which is allocated to Seller under Section 8.01 or otherwise the responsibility of Seller (or reduce losses or credits otherwise available to Seller) for a period or portion thereof ending on or before the Closing Date and decrease a Tax liability which is allocable to Purchaser for a period or portion thereof ending after the Closing Date, then, when and to the extent that Purchaser (or the Company) derives a benefit from such decrease (through a reduction of Taxes, refund of Taxes paid or credit against

Taxes due), Purchaser shall promptly pay to Seller an amount equal to the amount of such refund, reduction or credit (unless Seller has previously been compensated for such benefit under this Article VIII). Similarly, if an Adjustment shall both decrease a Tax liability which is allocated to Seller under this Section 8.05 or otherwise is the responsibility of Seller for a period or portion thereof ending on or before the Closing Date and increase the Tax liability which is allocable to Purchaser (or reduce losses or credits otherwise available to Purchaser) for a period or portion thereof ending after the Closing Date, then, when and to the extent that Seller or its Affiliate derives a benefit from such decrease (through a refund or reduction of Taxes paid or credit against Taxes due), Seller shall promptly pay to Purchaser an amount equal to the amount of such refund, reduction or credit. In the event that a benefit derived from an increase in a Tax liability allocable to either Purchaser or Seller pursuant to an Adjustment is negated due to a subsequent Adjustment or net operating loss carryback after either Purchaser or Seller has paid such benefit to the other party, as the case may be, such benefit shall be repaid to the original payor, subject to return to such other party if and when the benefit again becomes available.

                  SECTION 8.06. COOPERATION AND EXCHANGE OF INFORMATION.

                  Seller and Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities, but in no event shall either party be required to disclose to the other party any information relating to its operations other than the Company. Seller and Purchaser shall make their employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Seller and Purchaser will retain all Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters of the Company for its taxable period first ending after the Closing Date and for all prior taxable periods and future federal income tax returns to the extent relevant to Sections 8.10(d) and 8.10(e) until the later of: (i) the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods; or (ii) six years (or such longer period as needed for purposes of Section 8.10(d) or 8.10(e)) following the due date (without extension) for such returns. After such time, before either Seller or Purchaser shall dispose of any of such books and records, at least ninety calendar days prior written notice to such effect shall be given to the other party, and such other party shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as such party may select; provided, however, that in no event shall either party be required to disclose to the other party any information relating to its operations other than the Company. Any information obtained under this
Section 8.06 shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

                  SECTION 8.07. CONVEYANCE TAXES.

                  Seller agree to assume liability for and to hold Purchaser harmless against any sales, use, transfer, stamp, stock transfer, real property transfer or gains, and value added taxes, any transfer, registration, recording or other fees in the nature of Taxes incurred as a result of the transactions contemplated hereby, and shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure.

                  SECTION 8.08. FIRPTA CERTIFICATE.

                  Sellers shall deliver or cause to be delivered to Purchaser on the Closing Date a FIRPTA Certificate duly executed by the Company and in form and substance reasonably satisfactory to Purchaser.

                  SECTION 8.09. TAX SHARING AGREEMENT.

                  Any Tax Sharing Agreement shall terminate with respect to the Company on the Closing Date, with the Company having no further payment obligation or rights under such agreement on or after the Closing Date. No payments shall be made by the Company, Seller, Humana or their affiliates under the Tax Sharing Agreement for year 1999 and year 2000.

                  SECTION 8.10. NET OPERATING LOSS.

                  (a) Humana, Seller, Purchaser and the Company will file a timely election to have Seller and Humana retain net operating loss carryovers or capital loss carryovers of the Company under the Internal Revenue Code and Treas. Reg. Section 1. 1502-20(g) (and any corresponding provision of State or local tax law) in an amount equal to the excess, if any, of (i) Aggregate Company Taxable Income over (ii) Seller Utilized Losses. If as a result of an audit or otherwise, it is subsequently determined that the amount of the excess of Aggregate Company Taxable Income over Seller Utilized Losses has increased from the amount retained by Seller and Humana pursuant to the preceeding sentence, Purchaser shall pay to Seller any tax benefit from such excess losses each time that Purchaser, the Company or their affiliates utilize such excess losses. The parties may, but are not required to, agree to have Humana and Seller retain a greater amount of net operating losses, and for an appropriate payment to be made therefor.

                  (b) Humana and Seller will file a timely election under Internal Revenue Code Treas. Reg. Sections 1.1502-95(b)(2), Reg.1.1502-95(c) and 1.1502-95 (e) (and any corresponding provision of State or local tax law) to apportion an amount of Humana's and Seller's Section 382 limitation from the September 8, 1997 acquisition of Seller's predecessor by means of a merger of such predecessor into Seller, a newly-formed subsidiary of Humana, to the Company equal to the limitation to which the Company or Purchaser is subject under Section

382(c) of the Code as a result of the acquisition of the Company by Purchaser. At Purchaser's request, Seller will join Purchaser in making any election required under Treas. Reg. Sections 1.1502-95(b)(2), 1.1502-95(c) or 1.1502-95(e) (and any corresponding provision of State or local tax law).

                  (c) On or before November 1, 2000, Humana and the Seller shall promptly make a payment to Purchaser equal to an estimate made by Seller in good faith of the Tax Payment. On or before October 1, 2001 the Tax Payment shall be recalculated based upon the information contained in the tax returns of the Company. If the Tax Payment as recalculated has increased from the amount used to make the estimated Tax Payment, Humana and the Seller shall promptly make a payment to the Purchaser of such excess, with interest from November 1, 2000. If the Tax Payment as recalculated has decreased from the amount used to make the estimated Tax Payment, the Purchaser shall promptly make a payment to the Seller of such decrease, with interest from November 1, 2000. If, as a result of an audit or otherwise, it is subsequently determined that the amount of the excess of the Seller Utilized Losses over Aggregate Taxable Income has increased from the amount used to make the recalculated Tax Payment under either of the preceding two sentences, Humana and the Seller shall promptly make a payment to Purchaser equal to the increase in the Tax Payment as further recalculated with interest from November 1, 2000. If as a result of an audit or otherwise, it is subsequently determined that the amount of the excess of Seller Utilized Losses over Aggregate Company Taxable Income has decreased from the amount used to make the recalculated Tax Payment under the second or third preceeding sentence, the Purchaser shall promptly make a payment to Seller equal to any decrease in the Tax Payment as further recalculated with interest from November 1, 2000, provided that (i) the aggregate amounts of any payment by Purchaser to Seller under this sentence (determined without regard to interest) shall not exceed the the aggregate Tax Payments received by Purchaser (determined without regard to interest) and (ii) Purchaser shall not be required to make a payment to the extent that it is unable to utilize the associated net operating loss or capital loss carryovers as a result of the expiration of applicable statute of limitiations. In the event that an election is not required to be made under
Section 8.10(a) and either (A) Purchaser is not required to make a payment to Seller under this paragraph as a result of clause (i) in the proviso in the preceeding sentence or (B) as a result of an audit or otherwise, it is subsequently determined that Aggregate Company Taxable Income exceeds Seller Utilized Losses, Purchaser shall pay to Seller any tax benefit from such excess losses each time that Purchaser, the Company or their affiliates utilize such excess losses. For the purpose of this paragraph, interest shall be calculated using an interest rate equal to the interest rate on one year United States Treasury Bills as of November 1, 2000 plus 50 basis points, compounded annually.

                  (d) Purchaser shall pay an amount equal to the federal income tax benefit obtained by Purchaser, the Company and their affiliates from the use of the Company's net operating loss carryover which existed at December 31, 1998, to the extent that the aggregate federal income tax benefit from the Company's net operating loss carryover exceeds the sum of (i) $2,000,000 PLUS
(ii) the federal income tax benefits which would have been obtained by

Purchaser, the Company and their affiliates if the Company's net operating loss carryover had been $67,000,000 at December 31, 1998. Such payment shall be promptly made to Humana each time after Purchaser, the Company or their affiliates utilize such excess federal income tax benefits less any prior payments made to Humana under this Section 8.10(d). If and only if the net operating loss carryover utilized by the Purchaser, the Company or their affiliates shall exceed $70,000,000 at December 31, 1998, then, within a reasonable time after the Company's, the Purchaser's or any of their affiliate's filing of federal income tax returns which utilize any such loss, then the Purchaser (or other appropriate entity) shall furnish Humana a schedule setting forth the annual uses of such loss and the loss remaining to be used.

                  (e) Seller shall pay an amount equal to the federal income tax benefit not obtained by Purchaser, the Company and their affiliates from the use of the Company's net operating loss carryover which existed at December 31, 1998, to the extent that the aggregate federal income tax benefit from the Company's net operating loss carryover is less than the difference between (i) the federal income tax benefits which would have been obtained by Purchaser, the Company and their affiliates if the Company's net operating loss carryover had been $66,000,000 at December 31, 1998, and (ii) $2,000,000. Such payment shall be promptly made to the Company each time after Purchaser, the Company or their affiliates file a return which would have utilized a federal income tax benefit had the Company's net operating loss at December 31, 1998 been $66,000,000, to the extent the aggregate lost benefits exceed $2,000,000 plus any prior payments made to Company under this Section 8.10(e). Prior to claiming a payment under this paragraph, the Purchaser (or other appropriate entity) shall furnish Humana a schedule setting forth the annual uses of such loss and the loss remaining to be used.

                  (f) Definitions. For purposes of this Section 8.10, the following terms shall have the following definitions:

                      (1) "Company 1999 Taxable Income" shall mean the lesser of
(i) the actual separate company U.S. Federal taxable income of the Company for 1999 (determined without regard to any net operating or capital loss carryback of the Company for any taxable period beginning after the Closing Date) and (ii) $21 million.

                      (2) "Company 2000 Taxable Income" shall mean the lesser of
(i) the actual separate company U.S. Federal taxable income of the Company for 2000 for the Pre-Closing Period, determined by excluding any net capital gains resulting from dispostions not directed by the Purchaser and its Affiliates, the excess, if any, of net capital losses over net capital gains resulting from dispositions directed by the Purchaser or its Affiliates prior to the Closing, any extraordinary reserve releases or adjustments and any net operating or capital loss carryback of the Company for any taxable period beginning after the Closing Date and (ii) $20 million multiplied by a fraction, the numerator of which is the number of calendar days in 2000 preceding the Closing Date and the denominator is 366.

                      (3) "Aggregate Company Taxable Income" shall equal the sum of Company 1999 Taxable Income and Company 2000 Taxable Income.

                      (4) "Seller Utilized Losses" shall mean an amount equal to the portion of the net operating loss carryovers and capital loss carryovers of the Company that have been utilized by the Humana U.S. federal consolidated return group during 1999 and 2000.

                      (5) "Tax Payment" shall mean a dollar amount equal to 38.575% multiplied by 85% multiplied by the excess of (i) Seller Utilized Losses over (ii) Aggregate Company Taxable Income.

                  SECTION 8.11. MISCELLANEOUS.

                  Seller and Purchaser agree to treat all payments made by either to or for the benefit of the other (including any payments to the Company) under this Article VIII and under other indemnity provisions of this Agreement, as adjustments to the purchase price or as capital contributions for Tax purposes and that such agreed treatment shall govern for Tax purposes hereof.

                                   ARTICLE IX

                              CONDITIONS TO CLOSING

                  SECTION 9.01. CONDITIONS TO OBLIGATIONS OF SELLER. The obligation of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or prior written waiver, at or prior to the Closing, of each of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects as of the Closing Date with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct in all respects as of such date, except where the failure of any representation or warranty to be true or correct would not have the effect of making the transactions contemplated by this Agreement illegal and would not have, either individually or in the aggregate, a Material Adverse Effect on the Seller. All covenants contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects. Nothing set forth herein or in the certificate to be delivered by Seller at Closing pursuant to Section 2.05(a)(ii) shall limit the right of Seller to be indemnified by Purchaser under Sections 10.02 (a)(ii) or 10.02(a)(iii) of this Agreement

                  (b) HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated without action by the Federal Trade Commission or Department of Justice which would cause a Material Adverse Effect on Seller or of any of its Affiliates;

                  (c) NO ORDER. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions or which would have a Material Adverse Effect on Seller or any of its Affiliates; PROVIDED, HOWEVER, that the parties hereto shall use their reasonable best efforts to have any such order or injunction vacated;

                  (d) GOVERNMENTAL FILINGS AND CONSENTS. All governmental orders, approvals and consents to the transactions contemplated by this Agreement shall have been obtained and be in effect on the Closing Date (including, but not limited to, the approval of the Florida Insurance Department and any approvals which may be required under the insurance laws of any jurisdiction in which the Company does business), except to the extent that the failure to obtain any such consent would not have the effect of making the transactions contemplated by this Agreement illegal or otherwise restrain or prohibit consummation of such transactions or result in a material liability to Seller, the Consent Orders shall have been modified to permit the transactions contemplated herein and Seller, Humana and any of their Affiliates (other than the Company) shall have fully and unconditionally released and discharged from all obligations and liabilities under such Consent Order and any other orders in respect of the Company, and the Amended and Restated Management Contract shall have been approved by the Florida Insurance Department, if required, upon substantially the same terms as the Amended and Restated Contract attached hereto;

                  (e) THIRD PARTY CONSENTS. Seller shall have received the third party consents, approvals, authorizations or actions to the transactions contemplated by this Agreement, if any, in form and substance reasonably satisfactory to Seller from the parties listed in Section 9.01(e) of the Disclosure Schedule, except to the extent that failure to obtain any such consents would not have the effect of making the transactions contemplated by this Agreement illegal, would not otherwise restrain or prohibit consummation of such transactions, and would not result in a material liability to Seller; and

                  (f) PROCEEDING. All proceedings, corporate or otherwise, taken by Purchaser in connection with the transactions contemplated hereby and all instruments and documents incident thereto shall be reasonably satisfactory in form and substance to Seller and its counsel.

                  SECTION 9.02. CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties of Seller and Humana contained in this Agreement shall be true and correct in all respects as of the Closing Date with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct in all respects as of such date, except where the failure of any representation or warranty to be true or correct would not have the effect of making the transactions contemplated by this Agreement illegal and would not have, either individually or in the aggregate, a Material Adverse Effect on the Company. With respect to the representations set forth in Section 4.24 of this Agreement stated as to be made of the date hereof, such representation shall be deemed to be made as of the Closing Date. All covenants contained in this Agreement to be complied with by Seller and Humana on or before the Closing shall have been complied with in all material respects. Nothing set forth in this Section 9.02(a) or in the certificate of Purchaser to be delivered at Closing pursuant to Section 2.05(b)(ii) shall limit the right of Purchaser to be indemnified by Seller pursuant to Sections 10.03(a)(ii) or 10.03(a)(iii) of this Agreement.

                  (b) HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Shares contemplated hereby shall have expired or shall have been terminated without any action by the Federal Trade Commission or the Department of Justice which would have a Material Adverse Effect on the Company, Purchaser or any Affiliate of Purchaser;

                  (c) NO ORDER OR SUIT. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions or which would have a Material Adverse Effect on the Company, Purchaser or any of its Affiliates; provided, that the parties hereto shall use their reasonable best efforts to have any such order or injunction vacated;

                  (d) GOVERNMENTAL FILINGS AND CONSENTS. All governmental orders, approvals and consents to the transactions contemplated by this Agreement shall have been obtained and be in effect on the Closing Date (including, but not limited to, the approval of the Florida Insurance Department and the New York Insurance Department and any approvals which may be required under the insurance laws of any jurisdiction in which the Company does business), except to the extent that the failure to obtain any such consent, individually and in the aggregate, would not have a Material Adverse Effect. Such approvals as shall have been obtained shall not impose upon Purchaser, the Company or any of the Purchaser's Affiliates any conditions or other requirements which would cause any material additional costs or materially interfere with the continued operations of the business of the Purchaser, its Affiliates or the Company as currently conducted. As of the date hereof, the Company is subject to the Consent Orders of the Florida Insurance Department. To the extent the Company seeks modification of either of the Consent Orders or any order relative to the transactions described in this Agreement, such modified Consent Orders or other orders shall be in all respects reasonably satisfactory to Purchaser. In addition, the Amended and Restated Management Contract shall have been approved by the

Florida Insurance Department if required upon substantially the same terms as the Amended and Restated Management Contract attached hereto;

                  (e) THIRD PARTY CONSENT. Purchaser shall have received the third party consents, approvals, authorizations or actions to the transactions contemplated by this Agreement, if any, in form and substance reasonably satisfactory to Purchaser from the parties listed in Section 9.02(e) of the Disclosure Schedule, except to the extent that the failure, individually and in the aggregate, to obtain any such consents would not have a Material Adverse Effect;

                  (f) RESIGNATION OF DIRECTORS AND CERTAIN OFFICERS OF THE COMPANY. Purchaser shall have received the resignations, effective as of the Closing, of all the directors and officers of the Company;

                  (g) NO MATERIAL ADVERSE EFFECT. Since the date of this Agreement, no event or events shall have occurred which, individually or in the aggregate, have, or are reasonably likely to have, had a Material Adverse Effect with respect to the Company;

                  (h) MINUTE AND STOCK RECORDS. The Purchaser shall have received evidence reasonably satisfactory to it that the complete and correct minute books and stock certificate and record books (with all canceled and unused stock certificates attached) and the corporate seals of the Company are in the possession of the Person designated at least two (2) Business Days prior to the Closing by the Purchaser to Seller in writing;

                  (i) AMENDED AND RESTATED MANAGEMENT CONTRACT. HWCS shall have entered into the Amended and Restated Management Contract; and

                  (j) PROCEEDINGS. All proceedings, corporate or otherwise, taken by Seller or Humana in connection with the transactions contemplated hereby and all instruments and documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser and its counsel.

                                    ARTICLE X

                      INDEMNIFICATION & CERTAIN LITIGATION

                  SECTION 10.01. SURVIVAL. All agreements made by the parties in this Agreement and the right to recover for breach of the representations, warranties and covenants and agreements of the parties hereto contained herein shall survive the Closing, regardless of any investigation made by or on behalf of Seller or Purchaser, for the periods set forth in this Article X. Notwithstanding anything in Article VIII or in any other provision of this Agreement to the contrary, the representations and warranties in Section 4.24 respecting the liability of the

Company for Taxes shall continue to survive until all taxable periods of the Company to and including the Closing Date shall be closed to any further assessment of Taxes and to any assessment of any penalties or interest charges in respect of any such Taxes, by receipt of a final assessment, in form and substance reasonably satisfactory to Purchaser, from the appropriate tax authorities, or by the expiration of the applicable statute of limitations or any extension thereof by waiver or otherwise. After the Closing, all claims, whether in Contract, tort or otherwise, relating to or resulting from a breach of any representation, warranty, covenant or agreement contained in this Agreement (except for claims relating to or resulting from the guarantee of Humana as set forth in Article XII, and except for claims for injunctive or other equitable relief for which monetary damages covered by an indemnity set forth herein are not available) shall be made exclusively under, and subject to the limitations set forth in this Article X. Notwithstanding anything in Article X or any other term or provision of this Agreement to the contrary, after the Closing, all claims, whether in Contract, tort or otherwise, relating to or resulting from a breach of any representation, warranty or covenant relating to Taxes contained in this Agreement (except for claims relating to or resulting from the guarantee of Humana as set forth in Article XII, and except for claims for injunctive or other equitable relief for which monetary damages covered by an indemnity set forth in Article VIII of this Agreement are not available) shall be made exclusively under, and subject to the limitations set forth in,
Article VIII and, as to limitations on the timing of such claims, this Section 10.01, Section 10.02(b)(iii) or Section 10.03(b)(iii) of this Agreement, as applicable.

                  SECTION 10.02. INDEMNIFICATION BY PURCHASER

                  (a) Purchaser agrees, subject to the limitations, conditions and other terms and conditions of this Article X, to indemnify Seller and its Affiliates, and the respective officers, directors, employees, agents, heirs, successors and assigns of Seller and its Affiliates (as used in this Section 10.02, each an "INDEMNIFIED PARTY") against and to defend and hold them harmless from, and shall pay to such Indemnified Parties the amount of all Damages arising directly or indirectly, from or in connection with: (i) any breach of any representation or warranty of Purchaser set forth in this Agreement; (ii) any breach of any representation or warranty of Purchaser in this Agreement as if such representation or warranty were made on and as of the Closing Date (other than any representation or warranty which is specific as to the date when made), without giving effect to any supplement to the Disclosure Schedule; (iii) a breach by Purchaser of any covenant, agreement or obligation set forth in this Agreement (excluding, however, from this Section 10.02, a breach of a covenants set forth in Article VIII); and (iv) the conduct of the Business by Purchaser following the Closing. No claim may be asserted nor may any action be commenced against Purchaser under this Section 10.02 for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by Purchaser describing in reasonable detail the facts and circumstances known to Seller or any other Indemnified Party with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in

Section 10.02(b)(iii), irrespective of whether the subject matter of such claim or action shall have occurred before or after such date and any claim made by Seller or any other Indemnified Party under this Section 10.02 within the aforesaid time periods shall be considered timely made even if such claim is not resolved until after the expiration of the aforesaid periods.

                  (b) The obligations of Purchaser set forth in Section 10.02(a) shall be subject to the following limitations and restrictions:

                  (i) Purchaser shall not be obligated to indemnify the Indemnified Parties until such time as the total sum of the Damages shall exceed $2,500,000, at which time Purchaser shall indemnify the Indemnified Parties for only the amount of the Damages in excess of $2,500,000, PROVIDED, HOWEVER, that this limitation shall not apply with respect to any Damages arising from or in connection with breach of any representation or warranty contained in Section 5.01 or a breach of the covenants set forth in Article VIII, and shall not apply to a breach or failure of performance of any of the payment obligations set forth in Section 2 of this Agreement, all of which shall be indemnified on a dollar-for-dollar basis.

                  (ii) The aggregate amount of Purchaser's liability under
         Section 10.02 with respect to all claims for indemnification or other relief thereunder, shall not exceed an amount equal to fifty percent (50%) of the Adjusted Purchase Price, PROVIDED, HOWEVER, that this limitation shall not apply with respect to any Damages arising from or in connection with breach of any representation or warranty contained in Section 5.01 or a breach of the covenants set forth in Article VIII, and shall not apply to a breach or failure of performance of any of the payment obligations set forth in Section 2 of this Agreement.

                  (iii) Purchaser shall have no liability with respect to any claim or other assertion of a right to recover Damages for any breach of the representations, warranties and covenants of Purchaser contained in this Agreement, unless such Indemnified Parties deliver to Purchaser notice of such matter within two (2) years after the Closing Date, except for (x) any breach of an agreement or covenant which, by its terms, is to be performed after the Closing Date, for which indemnification shall be required if such Indemnified Parties deliver notice at any time prior to expiration of the applicable period under the statute of limitations therefor, and (y) any breach of a representation and warranty contained in Section 5.01, for which there shall be no time limitations in which such Indemnified Parties must deliver notice to Purchaser to be entitled to indemnification from Purchaser under Section 10.02(a).

                  (iv) Payments by Purchaser pursuant to Section 10.02(a) shall be limited to the amount of any Damages that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the Indemnified Party from any third party with respect thereto; PROVIDED, HOWEVER, that the reduction for insurance proceeds shall itself be reduced by the present value of Seller's reasonably estimated increase in insurance costs directly attributable to the claim in respect of which such insurance proceeds shall have been received for the five years following the receipt of such proceeds using a discount rate of six percent.

                  (c) An Indemnified Party shall give Purchaser prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which an Indemnified Party has knowledge concerning any liability or damage as to which an Indemnified Party may request indemnification hereunder. Failure to give such notice shall not waive any right to indemnification on the part of the Indemnified Party or Parties who fail to give such notice, except only to the extent of any Damages actually suffered by Purchaser or any of its Affiliates by reason of the delay in receiving such notice. Purchaser shall have the right to direct, through counsel of its own choosing, provided such counsel is reasonably satisfactory to the Indemnified Party, the defense or settlement of any such claim or proceeding at its own expense, provided that Purchaser vigorously and diligently pursues such defense in good faith and keeps the Indemnified Party and its attorneys reasonably informed as to the progress of the defense and any proposed settlement. If Purchaser elects to assume the defense of any such claim or proceeding, the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party shall be paid by the Indemnified Party. Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that any such claim or proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it or its Affiliates would be entitled to indemnification under this Agreement, such Indemnified Party may, by notice to Purchaser, assume the exclusive right to defend, compromise, or settle such claim or proceeding, but Purchaser will not be bound by any determination of such claim or proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed). The Indemnified Party shall provide Purchaser with access to such Indemnified Party's records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with Purchaser in the defense or settlement thereof, and Purchaser shall reimburse the Indemnified Party for all the reasonable out-of-pocket expenses of such Indemnified Party in connection therewith. If Purchaser elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, (i) unless Purchaser consents in writing to such payment which consent shall not be unreasonably withheld, or (ii) unless Purchaser, subject to the last sentence of this Section 10.02(c), withdraws from the defense of such asserted liability, or (iii) unless a final judgment from which no appeal may be taken by or on behalf of Purchaser is entered against the Indemnified Party for such liability, or (iv) unless there is a material risk if such asserted liability is not paid then that an injunction or other equitable relief will be granted which will have a Material Adverse Effect on Seller or any of its Affiliates. Without the prior written consent of the Indemnified Parties (such consent not to be unreasonably withheld), Purchaser shall not enter into any settlement of any claim or proceeding; PROVIDED HOWEVER, that , if pursuant to or as a result of such settlement (x) injunctive or other equitable relief would be imposed against the Indemnified Parties, or any of them, or (y) such settlement, in the reasonable judgment of the Indemnified Parties, would have a Material Adverse Effect on such Indemnified Parties or any Affiliate of such Indemnified Parties for which it is not entitled to indemnification hereunder, or (z) such settlement does not include a general release to all Indemnified Parties, then such settlement shall require the prior written consent of the Indemnified Parties. If Purchaser shall fail to defend any claim or proceeding that it has a duty to defend hereunder, or if, after commencing or undertaking any such defense, Purchaser fails to diligently prosecute and defend or withdraws from such defense, or if Purchaser cannot reasonably defend the Indemnified Party due to conflicts of interest or conflicts between the defense that it must assert on behalf of the Indemnified Parties and the defense it must assert to protect its interests in such claim or proceeding, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at Purchaser's expense. If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 10.02(c) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then the Indemnified Party shall give Purchaser prompt written notice thereof and Purchaser shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding subject to the conditions set forth above; provided that if Purchaser does not assume or reassume the defense within ten (10) Business Days or any earlier time that such offer to settle expires then the Indemnified Party can settle such claim in good faith without the consent of Purchaser.

                  (d) Except as embodied and set forth in this Agreement, the Disclosure Schedule, the certificates delivered pursuant to Article IX or any agreement executed and delivered pursuant to the provisions hereof, Purchaser is not making any representation, warranty, covenant, promise or agreement with respect to the matters contained herein or therein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein or therein shall give rise to any right on the part of the Indemnified Party, after the consummation of the purchase and sale of the Shares contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

                  SECTION 10.03. INDEMNIFICATION BY SELLER.

                  (a) Seller agrees, subject to the limitations, conditions and other terms and conditions of this Article X, to indemnify Purchaser and its Affiliates and their respective officers, directors, employees, agents, heirs, successors and assigns (as used in this Section 10.03, each an "INDEMNIFIED PARTY") against and hold them harmless from, and shall pay, all Damages arising directly or indirectly, from or in connection with:(i) any breach of any representation or warranty of Seller or Humana set forth in this Agreement (excluding, however, from this Section 10.03, a breach of a representation or warranty set forth in Section 4.24); (ii) any breach of any representation or warranty of Seller or Humana in this Agreement as if such representation or warranty were made on and as of the Closing Date (other than any representation or warranty which is specific as to the date when made), without giving effect to any supplement to the Disclosure Schedule (excluding, however, from this Section 10.03, a breach of a representation or warranty set forth in Section 4.24); (iii) a breach by Seller of any

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


covenant, agreement or obligation set forth in this Agreement (excluding, however, from this Section 10.03, a breach of a covenants set forth in Article
VIII); and (iv) any and all liabilities (including, without limitation, any liability for premium payments or premium refunds, but excluding any taxes covered by Article VIII) arising, directly or indirectly, from or in connection with any Assumed Portfolio Transactions (including, without limitation, claims arising under, or related to, the underlying Insurance Policies and Contracts relating to such Assumed Portfolio Transactions), other than (A) liabilities for workers' compensation insurance claims and related expenses arising from such Assumed Portfolio Transactions and (B) liabilities arising with respect to such Assumed Portfolio Transactions as a result of the actions of Purchaser or the Company following the Closing, and (v) any and all liabilities for any fines or penalties imposed by the Florida Insurance Department for any violation of any order applicable to the Company, which violation occurred prior to the Closing. No claim may be asserted nor any action commenced against Seller under this
Section 10.03 for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by Seller describing in reasonable detail the facts and circumstances known to Purchaser or any other Indemnified Party with respect to the subject matter of such claim or action on or prior to the date specified in this Section 10.03(b)(iii), irrespective of whether the subject matter of such claim or action shall have occurred before or after such date; and any claim made by Purchaser or any other Indemnified Party under the provisions of this Section
10.03 within the aforesaid time periods shall be considered timely made even if such claim is not resolved until after the expiration of the aforesaid periods.

                  (b) The obligations of Seller set forth in Section 10.03(a) shall be subject to the following limitations and restrictions:

                  (i) Seller shall not be obligated to indemnify the Indemnified Parties until such time as the total sum of the Damages shall exceed $2,000,000, at which time Seller shall indemnify the Indemnified Parties for only the amount of the Damages in excess of $2,000,000; PROVIDED, HOWEVER, that this limitation shall not apply with respect to any Damages arising from or in connection with a breach of any representation or warranty contained in Section 4.01, Section 4.02,
         Section 4.12, Section 4.22, Section 4.23 and Section 4.24, a breach of the covenants set forth in Article VII or Article VIII, and shall not apply to breach or failure of performance of any of the payment obligations set forth in Section 2 of this Agreement, all of which shall be indemnified on a dollar-for-dollar basis; PROVIDED, FURTHER, that Seller shall not be obligated to indemnify the Indemnified Parties with respect to matters relating to Section 10.03(b)(iv) until such time as the total sum of the Damages shall exceed $500,000, at which time Seller shall indemnify the Indemnified Parties for only the amount of the Damages in excess of $500,000.

                  (ii) The aggregate amount of Seller's liability under Section
         10.03 with respect to all claims for indemnification or other relief thereunder, shall not exceed an amount equal to fifty percent (50%) of the Adjusted Purchase Price, PROVIDED, HOWEVER, that this limitation shall not apply with respect to any Damages arising from or in connection with breach of any representation or warranty contained in
         Section 4.01, Section 4.02, Section 4.12, Section 4.22, Section 4.23 and Section 4.24, a breach of the covenants set forth in Article VII and Article VIII, and shall not apply to breach or failure of performance of any of the payment obligations set forth in Section 2 of this Agreement.

                  (iii) Seller shall have no liability with respect to any claim or other assertion of a right to recover Damages for any breach of the representations, warranties and covenants of Seller or Humana contained in this Agreement, unless such Indemnified Parties deliver to Seller notice of such matter within two (2) years after the Closing Date, except for (x) any breach of an agreement or covenant which, by its terms, is to be performed after the Closing Date, for which indemnification shall be required if the Indemnified Parties deliver notice at any time prior to expiration of the applicable period under the statute of limitations therefor, (y) any breach of a representation and warranty contained in the first sentence of Section 4.01, Section
         4.02 and Section 4.03, for which there shall be no time limitations in which the Indemnified Parties must deliver notice to Seller to be entitled to indemnification from Seller under Section 10.03(a), and (z) any breach of a representation and warranty of Seller set forth in
         Section 4.24, for which indemnification shall be required if the Indemnified Parties deliver notice of such matter prior to the expiration of the time period prescribed in Section 10.01.

                  (iv) Payments by Seller pursuant to Section 10.03(a) shall be limited to the amount of any Damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the Indemnified Parties from any third party with respect thereto; PROVIDED, HOWEVER, that the reduction for insurance proceeds shall itself be reduced by the present value of Purchaser's reasonably estimated increase in insurance costs directly attributable to the claim in respect of which such insurance proceeds shall have been received for the five years following the receipt of such proceeds using a discount rate of six percent.

                  (c) An Indemnified Party shall give Seller reasonably prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which such Indemnified Party has knowledge concerning any liability or damage as to which such Indemnified Party may request indemnification hereunder. Failure to give such notice shall not waive any right to indemnification on the part of the Indemnified Party or Parties who fail to give such notice, except only to the extent of any damage or loss actually suffered by Seller or any of its Affiliates by reason of the delay in receiving such notice. Seller shall have the right to direct, through counsel of its own choosing, provided such counsel is reasonably satisfactory to the Indemnified Party, the defense or settlement of any such claim or proceeding at its own expense, provided that Seller vigorously and diligently pursues such defense in good faith and keeps the Indemnified Party and its attorneys reasonably informed as to the progress of the defense and any proposed settlement. If Seller elects to assume the defense of any such claim or proceeding, the Indemnified Party may participate in such defense, but in such case the expenses of the

Indemnified Party shall be paid by the Indemnified Party. Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that any such claim or proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it or its Affiliates would be entitled to indemnification under this Agreement, such Indemnified Party may, by notice to Seller, assume the exclusive right to defend, compromise, or settle such claim or proceeding, but Seller will not be bound by any determination of such claim or proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed). The Indemnified Party shall provide Seller with access to such Indemnified Party's records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with Seller in the defense or settlement thereof, and Seller shall reimburse the Indemnified Party for all the reasonable out-of-pocket expenses of such Indemnified Party in connection therewith. If Seller elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability (i) unless Seller consents in writing to such payment, which consent will not be unreasonably withheld, or
(ii) unless Seller, subject to the last sentence of this Section 10.03(c), withdraws from the defense of such asserted liability, or (iii) unless a final judgment from which no appeal may be taken by or on behalf of Seller is entered against the Indemnified Party for such liability or (iv) unless there is a material risk if such asserted liability is not paid that an injunction or other equitable relief will be granted which will have a Material Adverse Effect on Purchaser or the Company or any of their Affiliates. Without the prior written consent of the Indemnified Parties (such consent not to be unreasonably withheld), Seller shall not enter into any settlement of any claim or proceeding; PROVIDED HOWEVER, that , if pursuant to or as a result of such settlement (x) injunctive or other equitable relief would be imposed against the Indemnified Parties, or any of them, or (y) such settlement, in the reasonable judgment of the Indemnified Parties, would have a Material Adverse Effect on such Indemnified Parties or any Affiliate of such Indemnified Parties for which it is not entitled to indemnification hereunder, or (z) such settlement does not include a general release to all Indemnified Parties, then such settlement shall require the prior written consent of the Indemnified Parties. If Seller shall fail to defend any claim or proceeding that it has a duty to defend hereunder, or if after commencing or undertaking any such defense, shall fail to diligently prosecute and defend or withdraws from such defense, or if Seller cannot reasonably defend the Indemnified Party due to conflicts of interest or conflicts between the defense that it must assert on behalf of the Indemnified Parties and the defense it must assert to protect its interests in such claim or proceeding, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at Seller's expense. If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 10.03(c) which Seller had the duty to defend hereunder, and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Indemnified Party shall give Seller prompt written notice thereof and Seller shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding subject to the conditions set forth above; provided that if Seller does not assume or reassume the defense within ten (10) Business Days or any earlier time that such offer to settle expires, then the Indemnified Party can settle such claim in good faith without the consent of

Seller.

                  (d) Except as embodied and set forth in this Agreement, the Disclosure Schedule, the certificates delivered pursuant to Article VIII or any agreement executed and delivered pursuant to the provisions hereof, Seller has not made, and is not making, any representation, warranty, covenant, promise or agreement with respect to any matters contained herein or therein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein or therein shall give rise to any right on the part of the Indemnified Party, after the consummation of the purchase and sale of the Shares contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

                  SECTION 10.04. CERTAIN LITIGATION.

                  (a) Notwithstanding anything in this Agreement to the contrary, Seller shall assume the defense of, and all costs and expenses associated with, including without limitation, the amount of any judgments or settlements thereof, the matters set forth on Section 4.12 of the Disclosure Schedule or any matters disclosed pursuant to Section 4.12, both before and after the Closing Date. The Purchaser shall cause the Company to render such assistance, information, documents and access to personnel and records as may be reasonably requested by Seller in order to assist in such defense. Seller may settle any such matters as they deem appropriate without Purchaser's consent as long as (i) there is no finding or admission of any violation any applicable law or regulation, or any violation of the rights of Purchaser and no effect on any other claims that may be made against Purchaser or its Affiliates, (ii) the sole relief provided under the settlement in monetary damages that are paid in full by Seller and (iii) Purchaser will have no liability with respect to any compromise or settlement of such claims effected without its consent. To the extent that the Purchaser or the Company receives any insurance proceeds from any insurance policy covering the Company which was in force prior to the Closing with respect to any matters set forth on Section 4.12 of the Disclosure Schedule, they shall as soon as reasonably practicable pay such insurance proceeds to Seller. Further, Purchaser hereby assigns to Seller any rights with respect to such insurance proceeds and/or any claims against insurance companies with respect to matters set forth on Section 4.12 of the Disclosure Schedule. Seller shall promptly reimburse Purchaser and/or the Company, as applicable, for all out-of-pocket costs relating to assistance provided pursuant to this Section
10.04. The parties hereby agree that the limitations set forth in Section 10.03(b)(i) and (ii) shall not apply with respect to this Section 10.04(a).

                  (b) The parties hereby agree that, following the Closing, Seller shall retain the right to continue and control prosecution, at Seller's sole expense, of the lawsuit entitled PHYSICIAN CORPORATION OF AMERICA AND PCA PROPERTY AND CASUALTY INSURANCE COMPANY V. INSURANCE INDUSTRY CONSULTANTS, INC. WYNN, DEXTER & SAMPEY, P.A., WILLARD W. PEACOCK, GARY P. HOBART AND GARY R. RESETAR, Case No. CI 97-4606, pending before the Circuit Court in and for Orange County, Florida (the "MALPRACTICE ACTION") and to receive the proceeds of any settlement or judgment arising from the Malpractice Action; PROVIDED, HOWEVER, that Seller shall indemnify the Company and Purchaser against and hold them harmless from, and shall pay all Damages arising directly or indirectly from or in connection with, any claim asserted against the Company and/or Purchaser related to the Malpractice Action on a dollar-for-dollar basis without regard to any of the limitations set forth in Section 10.03(b)(i) and (ii).

                  (c) Seller and Purchaser hereby agree that, following the Closing Date, they shall use their best efforts to cooperate and jointly control the prosecution of the various applications presently pending before the Florida Department of Labor and Employment Security ("DOLES") that seek refunds of assessments paid by the Company and its various predecessors in interest from and after 1996 to DOLES (The "DOLES APPLICATIONS"). Seller and Purchaser shall share equally in the expense of prosecuting the DOLES Applications and in the proceeds from refunds or settlements ultimately received thereon.

                                   ARTICLE XI

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 11.01. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                  (a) by the mutual written consent of Seller and Purchaser;

                  (b) by written notice by either Seller or Purchaser if the Closing shall not have occurred prior to July 31, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 11.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

                  (c) by Purchaser, if Seller shall have breached or failed in any material respect to perform or comply with any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform or comply (A) would give rise to the failure of a condition set forth in Section 9.02, and (B) is incapable of being cured by Seller; or

                  (d) by Seller, if Purchaser shall have breached or failed in any material respect to perform or comply with any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform or comply (A) would give rise to the failure of a condition set forth in Section 9.01, and (B) is incapable of being cured by Purchaser.

                  SECTION 11.02. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 11.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except that (a) the obligations under Section 12.01 and the obligations of the parties under the Confidentiality Agreement between Humana and Purchaser dated November 4, 1999 (the "Confidentiality Agreement") will survive and (b) nothing herein shall relieve either party from liability for any breach hereof.

                  SECTION 11.03. WAIVER. At any time prior to the Closing, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

                                   ARTICLE XII

                               GUARANTY OF HUMANA

                  Humana hereby unconditionally and irrevocably guarantees the performance of Seller's obligations, responsibilities, duties and liabilities under this Agreement. If Seller fails for any reason to satisfy said obligations, responsibilities, duties or liabilities, Humana shall satisfy all said obligations, responsibilities, duties and liabilities. This Guaranty constitutes a guaranty of performance and payment when due and not of collection and is not conditional or contingent upon any attempt to obtain performance by or to collect from, or pursue or exhaust any rights or remedies against, Seller.


                                  ARTICLE XIII

                               GENERAL PROVISIONS

                  SECTION 13.01. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of (i) the date delivered if delivered personally against written receipt or (ii) five days after mailing if mailed by registered or certified mail (postage prepaid, return receipt requested) or (iii) the date telecopied to the parties (if the appropriate answerback or telephonic confirmation) shall have been received, or (iv) the date of delivery by a nationally recognized overnight courier service; PROVIDED THAT notices after the giving of which there is a designated period within which to perform an act and notices of changes of address shall be effective only upon receipt. All such notices and communications shall be delivered to the following addresses or numbers (or at such other address or number for a party as shall be specified by like notice):

                  (a) if to Seller or Humana:

                      Physicians Corporation of America
                      500 West Main Street
                      Louisville, Kentucky 40202
                      Attention: L. Bryan Shaul, Vice President - Mergers and Acquisitions
                      Telecopier: (502) 580-1690

                      with a copies under separate cover to:

                      Humana Inc.
                      500 West Main Street
                      Louisville, Kentucky 40202
                      Attention: Ralph M. Wilson, Senior Legal Counsel
                      Telecopier: (502) 580-2799

                      Greenebaum Doll & McDonald PLLC
                      3300 National City Tower
                      101 South Fifth Street
                      Louisville, Kentucky 40202
                      Attention: Daniel E. Fisher, Esq.
                      Telecopier: (502) 587-3699

                  (b) if to Purchaser:

                      Folksamerica Group
                      One Liberty Plaza
                      Nineteenth Floor
                      New York, N.Y. 10006
                      Attention: Donald A. Emeigh, Jr., Esq., Senior Vice President,

                      General Counsel and Secretary
                      Telecopier: (212) 385-3678

                      with a copy under separate cover to:

                      Morgan, Lewis & Bockius LLP
                      101 Park Avenue
                      New York, N.Y. 10178-0060
                      Attention:  F. Sedgwick Browne, Esq.
                      Telecopier:  (212) 309-6273

                  SECTION 13.02. PUBLIC ANNOUNCEMENT. No party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated herein or otherwise communicate with any news media without prior notification to the other party, and the parties, subject to the requirements of applicable law, shall cooperate as to the timing and content of any such announcement. The parties agree that, except as required by applicable law, in the event this Agreement is terminated in accordance with Article XII hereof, each party will keep confidential the reasons for such termination and any public announcement issued by either party following any such termination shall be limited to a statement that the parties were unable to agree on the principal terms of the transaction.

                  SECTION 13.03. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 13.04. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

                  SECTION 13.05. ENTIRE AGREEMENT. As used herein, the term "Agreement" shall mean this Stock Purchase Agreement, the Exhibits hereto, including those which will be executed and delivered by one or more of the parties hereto at or prior to the Closing Date pursuant hereto, and the Disclosure Schedule delivered in connection herewith, and all certificates, documents and instruments which are identified herein as having been or to be furnished to a party pursuant hereto. This Agreement and the Confidentiality Agreement constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, correspondence, arrangements and understandings, both written and oral relating to the subject matter hereof.

                  SECTION 13.06. ASSIGNMENT. This Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement shall not be assigned by operation of law or otherwise; PROVIDED, HOWEVER, that this Agreement may be assigned, in whole or in part, by Purchaser to any Affiliate of Purchaser, without releasing Purchaser from any of its obligations or liabilities hereunder.

                  SECTION 13.07. NO THIRD-PARTY BENEFICIARIES. Except for the provisions of this Agreement relating to Indemnified Parties, this Agreement is for the sole benefit of and is binding upon the parties hereto and their permitted successors and assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  SECTION 13.08. AMENDMENT; WAIVER. This Agreement may not be amended or modified except by an instrument in writing signed by Seller, Humana and Purchaser. Waiver of any term or condition of this Agreement shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. Any failure or delay on the part of any party in exercising any power or right hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder.

                  SECTION 13.09. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any conflict of law rules which might result in the application of the laws of any other jurisdiction.

                  SECTION 13.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                            [Signature Page Follows]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                  HUMANA INC.

                                  By

                                    L. Bryan Shaul,
                                    Vice President-Mergers and Acquisitions

                                  PHYSICIAN CORPORATION OF AMERICA

                                  By

                                    L. Bryan Shaul,
                                    Vice President-Mergers and Acquisitions


                                  FOLKSAMERICA HOLDING COMPANY, INC.

                                  By

                                  Name:  Steven E. Fass
                                  Title: President & Chief Executive Officer

                                                                  EXECUTION COPY


--------------------------------------------------------------------------------




                -------------------------------------------------

                            STOCK PURCHASE AGREEMENT

                -------------------------------------------------



                          DATED AS OF DECEMBER 30, 1999

                                      AMONG

                                   HUMANA INC.

                        PHYSICIAN CORPORATION OF AMERICA

                                       AND

                       FOLKSAMERICA HOLDING COMPANY, INC.


--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                                   PAGE
                                                                                   ----
ARTICLE I    DEFINITIONS.............................................................1
             SECTION 1.01.  Certain Defined Terms....................................1

ARTICLE II   PURCHASE AND SALE OF SHARES.............................................7
             SECTION 2.01.  Purchase of Shares.......................................7
             SECTION 2.02.  Purchase Price...........................................7
             SECTION 2.03.  Pre-Closing Adjustments to the Investment Portfolio......9
             SECTION 2.04.  Closing.................................................10
             SECTION 2.05.  Deliveries and Actions to be Taken at Closing...........10

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLER AND HUMANA....................12
             SECTION 3.01.  Incorporation and Authority of Seller and Humana........12
             SECTION 3.02.  No Conflict.............................................12
             SECTION 3.03.  Disclosure..............................................13

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF SELLER...............................13
             SECTION 4.01.  Incorporation and Qualification of the Company..........13
             SECTION 4.02.  Capital Stock of the Company............................13
             SECTION 4.03.  Subsidiaries............................................14
             SECTION 4.04.  No Conflict.............................................15
             SECTION 4.05.  Consents and Approvals..................................15
             SECTION 4.06.  Financial Information...................................15
             SECTION 4.07.  Absence of Undisclosed Liabilities......................16
             SECTION 4.08.  Investments.............................................16
             SECTION 4.09.  Certain Events..........................................17
             SECTION 4.10.  Insurance Reserves......................................19
             SECTION 4.11.  Judgments, Decrees and Orders...........................19
             SECTION 4.12.  Litigation..............................................20
             SECTION 4.13.  Compliance with Laws....................................20
             SECTION 4.14.  Environmental, Health and Safety Compliance.............20
             SECTION 4.15.  Licenses and Permits....................................20
             SECTION 4.16.  Intellectual Property Rights............................21
             SECTION 4.17.  Property................................................21
             SECTION 4.18.  Company's Property & Casualty Insurance Coverage........22
             SECTION 4.19.  Relationships with Affiliates, Officers,
                                            Directors and Interested Parties........22
             SECTION 4.20.  Assumed and Ceded Reinsurance Agreements................23
             SECTION 4.21.  Other Contracts.........................................24
             SECTION 4.22.  Employee Benefit Matters................................26
             SECTION 4.23.  Labor Matters...........................................26



                                                                                   PAGE
                                                                                   ----

             SECTION 4.24.  Taxes...................................................27
             SECTION 4.25.  Agents..................................................30
             SECTION 4.26.  Accounts with Financial Institutions....................30
             SECTION 4.27.  Minute Books; Stock Records; Officers and Directors.....30
             SECTION 4.28.  HWCS Management Contract................................30
             SECTION 4.29.  Year 2000...............................................31
             SECTION 4.30.  Brokers.................................................32
             SECTION 4.31.  Disclosure..............................................32

ARTICLE V    REPRESENTATIONS AND WARRANTIES OF PURCHASER............................32
             SECTION 5.01.  Incorporation and Authority.............................32
             SECTION 5.02.  No Conflict.............................................33
             SECTION 5.03.  Consents and Approvals..................................33
             SECTION 5.04.  Absence of Litigation...................................33
             SECTION 5.05.  Investment Purpose......................................34
             SECTION 5.06.  Brokers.................................................34
             SECTION 5.07.  Disclosure..............................................34

ARTICLE VI   ADDITIONAL AGREEMENTS..................................................34
             SECTION 6.01.  Conduct of Business Prior to the Closing................34
             SECTION 6.02.  Access to Information...................................38
             SECTION 6.03.  Books and Records.......................................38
             SECTION 6.04.  Regulatory and Other Authorizations; Consents...........39
             SECTION 6.05.  No Solicitation of Employees............................40
             SECTION 6.06.  No Solicitation of Offers, Etc..........................41
             SECTION 6.07.  Fees and Expenses.......................................41
             SECTION 6.08.  Investment Portfolio....................................41
             SECTION 6.09.  Notice of Certain Matters...............................41
             SECTION 6.10.  Interim Financial Statements............................42
             SECTION 6.11.  Affiliate Agreements; Intercompany Accounts.............43
             SECTION 6.12.  Company Obligations.....................................43
             SECTION 6.13.  Further Action..........................................43
             SECTION 6.14.  Compliance With Conditions..............................43

ARTICLE VII  EMPLOYEE MATTERS.......................................................44
             SECTION 7.01.  Purchaser...............................................44

ARTICLE VIII TAX MATTERS............................................................44
             SECTION 8.01.  Indemnity...............................................44
             SECTION 8.02.  Returns and Payments....................................45
             SECTION 8.03.  Refunds.................................................46



                                                                                   PAGE
                                                                                   ----

             SECTION 8.04.  Tax Contests............................................47
             SECTION 8.05.  Certain Audit Adjustments...............................49
             SECTION 8.06.  Cooperation and Exchange of Information.................49
             SECTION 8.07.  Conveyance Taxes........................................50
             SECTION 8.08.  FIRPTA Certificate......................................50
             SECTION 8.09.  Tax Sharing Agreement...................................50
             SECTION 8.10.  Net Operating Loss......................................50
             SECTION 8.11.  Miscellaneous...........................................53

ARTICLE IX   CONDITIONS TO CLOSING..................................................53
             SECTION 9.01.  Conditions to Obligations of Seller.....................53
             SECTION 9.02.  Conditions to Obligations of Purchaser..................55

ARTICLE X    INDEMNIFICATION & CERTAIN LITIGATION...................................57
             SECTION 10.01.  Survival...............................................57
             SECTION 10.03.  Indemnification by Seller..............................60

ARTICLE XI   TERMINATION, AMENDMENT AND WAIVER......................................65
             SECTION 11.01.  Termination............................................65
             SECTION 11.02.  Effect of Termination..................................66
             SECTION 11.03.  Waiver.................................................66

ARTICLE XII  GUARANTY OF HUMANA.....................................................66

ARTICLE XIII GENERAL PROVISIONS.....................................................67
             SECTION 13.01.  Notices................................................67
             SECTION 13.02.  Public Announcement....................................68
             SECTION 13.03.  Headings...............................................68
             SECTION 13.04.  Severability...........................................68
             SECTION 13.05.  Entire Agreement.......................................69
             SECTION 13.06.  Assignment.............................................69
             SECTION 13.07.  No Third-Party Beneficiaries...........................69
             SECTION 13.08.  Amendment; Waiver......................................69
             SECTION 13.09.  Governing Law..........................................69
             SECTION 13.10.  Counterparts...........................................69



EXHIBIT

A    Management Contract
B-1  Form of Amended and Restated Management Contract
B-2  Form of Amended and Restated Management Contract